AGREEMENT AND PLAN OF MERGER
by and among
WIELAND HOLDINGS, INC.,
ELEPHANT ACQUISITION CORP.,
GLOBAL BRASS AND COPPER HOLDINGS, INC.
and
WIELAND-WERKE AKTIENGESELLSCHAFT
Dated as of April 9, 2019

i

ii

iii

Index of Defined Terms

Acceptable Confidentiality Agreement	8.10(a)
Acquisition Proposal	8.10(a)
Action	8.10(a)
Affiliate	8.10(a)
Agreement	Introduction
Alternative Acquisition Agreement	5.2(b)
Anti-Corruption Laws	3.22(a)
Book-Entry Shares	2.7(b)(iii)
Business Day	8.10(a)
Bylaws	2.3
Cancelled Shares	2.6(b)
Capitalization Date	3.3(a)
Certificate	2.7(b)(i)
Certificate of Merger	1.3
CFIUS	8.10(a)
CFIUS Approval	8.10(a)
CFIUS Filing	5.5(f)
Change of Recommendation	5.2(d)
Charter	2.2
Chosen Courts	8.5(a)
Closing	1.2
Closing Date	1.2
Code	2.7(g)
Common Stock	2.6(a)
Company	Introduction
Company Benefit Plan	8.10(a)
Company Board	Recitals
Company Disclosure Schedule	Article III
Company Equity Awards	2.8(c)
Company Group	8.10(a)
Company Indebtedness	8.10(a)
Company Intellectual Property	8.10(a)
Company Material Adverse Effect	8.10(a)
Company Preferred Stock	3.3(a)
Company PS Award	2.8(c)
Company Recommendation	3.4(b)
Company Registered IP	8.10(a)
Company Related Party	8.10(a)
Company RSA Award	2.8(b)
Company SEC Documents	3.6(a)
Company Severance Policy	5.8(b)
Company Stock Option	2.8(a)
Conduct Remedies	5.5(c)
Confidentiality Agreement	5.6(b)
Continuation Period	5.8(a)

Index of Defined Terms
(Continued)

Continuing Employees	5.8(a)
Contract	8.10(a)
Copyrights	8.10(a)
Cut-off Time	5.2(b)
D&O Insurance	5.10(b)
DDTC	5.5(g)
DDTC Notice	5.5(g)
Debt Financing	8.10(a)
Deemed CFIUS Order	8.10(a)
DGCL	Recitals
Dissenting Shares	2.7(f)
Divestiture Action	8.10(a)
Domain Names	8.10(a)
Draft CFIUS Filing	5.5(f)
Effective Time	1.3
Enforceability Exceptions	3.4(a)
Environmental Laws	8.10(a)
ERISA	8.10(a)
ERISA Affiliate	8.10(a)
Exchange Act	8.10(a)
Exchange Fund	2.7(a)
Excluded Benefits	5.8(a)
Excluded Party	8.10(a)
Existing Credit Facilities	8.10(a)
Facility	8.10(a)
Fairness Opinion	3.19
GAAP	3.6(b)
Global Trade Laws	3.22(b)
Go-Shop Acquisition Proposal	5.2(a)
Go-Shop Party	5.2(a)
Government Bid	8.10(a)
Government Contract	8.10(a)
Governmental Entity	8.10(a)
Hazardous Material	8.10(a)
HSR Act	8.10(a)
Indemnified Parties	5.10(a)
Insurance Policies	3.18
Intellectual Property	8.10(a)
Intervening Event	8.10(a)
Knowledge	8.10(a)
Law	8.10(a)
Leased Real Property	3.16(b)
Leases	3.16(b)
Lien	8.10(a)
Material Adverse Effect	8.10(a)
Material Contract	3.15(b)

2

Index of Defined Terms
(Continued)

Merger	Recitals
Merger Consideration	2.6(a)
Merger Sub	Introduction
Multiemployer Plan	8.10(a)
No-Shop Period Start Date	5.2(a)
NYSE	8.10(a)
Order	8.10(a)
Owned Real Property	3.16(a)
Parent	Introduction
Parent Board	Recitals
Parent Disclosure Schedule	Article IV
Parent Group	8.10(a)
Parent Holdco	Introduction
Parent Material Adverse Effect	4.1
Parent Proposal	5.2(d)(iv)
Patents	8.10(a)
Paying Agent	2.7(a)
Permits	3.9
Permitted Liens	8.10(a)
Person	8.10(a)
Personal Data	8.10(a)
Privacy Law	8.10(a)
Privacy Policies	8.10(a)
Proscribed Recipient	3.22(a)
Proxy Statement	5.3(a)
Real Property	3.16(b)
Record Holder	8.10(a)
Registered IP	8.10(a)
Regulatory Law	8.10(a)
Release	8.10(a)
Representatives	8.10(a)
SEC	8.10(a)
Second Request	5.9(a)
Securities Act	8.10(a)
Share	2.6(a)
Shares	2.6(a)
Significant Limitation	5.5(c)
Software	8.10(a)
Solvent	4.10
Specified Indebtedness	5.1(b)(x)
Stockholder Approval	3.4(c)
Stockholders Meeting	5.4
Subsidiary	8.10(a)
Superior Proposal	8.10(a)
Surviving Corporation	1.1
System	8.10(a)

3

Index of Defined Terms
(Continued)
Systems	8.10(a)
Takeover Statute	5.13
Tax	8.10(a)
Tax Return	8.10(a)
Taxes	8.10(a)
Technology	8.10(a)
Termination Fee	8.10(a)
Trade Secrets	8.10(a)
Trademarks	8.10(a)
Transaction Litigation	5.12
Triggering Notice	5.2(d)(ii)
Willful Breach	8.10(a)
Withdrawal Determination	5.2(d)(i)

4

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 9, 2019 (as amended, modified or restated from time to time, this “Agreement”), is by and among Wieland Holdings, Inc., an Illinois corporation (“Parent”), Elephant Acquisition Corp., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), Global Brass and Copper Holdings, Inc., a Delaware corporation (the “Company”), and Wieland-Werke Aktiengesellschaft, a German stock corporation (“Parent Holdco”).
RECITALS
WHEREAS, Parent desires to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in furtherance of such acquisition of the Company by Parent Holdco and Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned, indirect Subsidiary of Parent Holdco;
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved, adopted and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger, (b) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interest of the Company and the holders of shares of Common Stock, (c) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at the Stockholders Meeting, and (d) resolved to recommend that the Company’s stockholders adopt this Agreement and give the Stockholder Approval, subject to the terms and conditions of this Agreement;
WHEREAS, the board of directors of Merger Sub has unanimously (a) approved and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger, and (b) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement;
WHEREAS, Parent, as the sole stockholder of Merger Sub, will, promptly following execution of this Agreement, approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger;
WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously approved and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger; and
WHEREAS, the Company, Parent Holdco, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe certain conditions to the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I

THE MERGER
Section 1.1.     The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, in accordance with the provisions of the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and, following the Merger, shall be a wholly owned, indirect Subsidiary of Parent Holdco, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Agreement.
Section 1.2.    Closing.  The closing of the Merger (the “Closing”) shall take place:  (a) at 9:00 a.m., New York City time, on the fifth (5th) Business Day following the satisfaction or waiver (if permissible under applicable Law) of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Fried, Frank, Harris, Shriver and Jacobson LLP, One New York Plaza, New York, NY 10004 or (b) at such other date, time, or place as agreed to in writing by Parent Holdco and the Company.  The date on which the Closing actually occurs is referred to herein as the “Closing Date.”
Section 1.3.     Effective Time.  Subject to the terms and conditions hereof, on the Closing Date, the Company shall cause a certificate of merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL.  The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date and time as the parties shall agree in writing and specify in the Certificate of Merger in accordance with the DGCL (such date and time, the “Effective Time”).
ARTICLE II

EFFECTS OF THE MERGER
Section 2.1.     Effects of the Merger.  The Merger shall have the effects specified in this Agreement and the applicable provisions of the DGCL.
Section 2.2.   Certificate of Incorporation.  Subject to Section 5.10, at the Effective Time, as a result of the Merger and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall remain the certificate of incorporation of the Company as in effect immediately prior to the Effective Time, until thereafter amended as provided therein or by applicable Law.
Section 2.3.     Bylaws.  Subject to Section 5.10, at the Effective Time, as a result of the Merger and without any further action on the part of the Company or Merger Sub, the bylaws of the Surviving Corporation (the “Bylaws”) shall remain the bylaws of the Company as in effect immediately prior to the Effective Time, until thereafter amended as provided therein or in the Charter or by applicable Law.

Section 2.4.     Directors.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.
Section 2.5.     Officers.  The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.
Section 2.6.     Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holders of any capital stock of the Company, the Company, Parent Holdco, Parent or Merger Sub:
(a)     Merger Consideration.  Each share of common stock, par value $0.01 per share (the “Common Stock,” and each a “Share” or collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall automatically be converted into the right to receive $44 in cash (the “Merger Consideration”), without interest.  As of the Effective Time, such Shares shall automatically be cancelled and shall cease to exist and no longer be outstanding, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of Certificates or Book-Entry Shares or delivery of an affidavit of loss in lieu thereof in accordance with Section 2.7.
(b)     Cancellation of Cancelled Shares.  Each Share issued and outstanding immediately prior to the Effective Time held by (i) the Company in treasury or by Parent Holdco, Parent or Merger Sub, or (ii) any wholly owned Subsidiary of the Company or any wholly owned Subsidiary of Parent Holdco (other than Parent and Merger Sub) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor (collectively, “Cancelled Shares”).
(c)     Conversion of Merger Sub Common Stock.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and will constitute the only outstanding shares of capital stock of the Surviving Corporation.
Section 2.7.     Payment.
(a)     Paying Agent; Exchange Fund.  Prior to the Effective Time, Parent Holdco shall cause Parent to designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II, and in connection therewith, shall enter into an agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement.  On or prior to the Effective Time, Parent Holdco shall deposit or cause Parent to deposit with the Paying Agent, in trust for the benefit of the holders of Shares entitled thereto, a cash amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).  The Exchange Fund shall not be used for any purpose except as set forth herein; provided, that the Paying Agent may invest the Exchange Fund as reasonably directed by Parent; provided, that such investments shall be in short term obligations of, or guaranteed in full by, the United States of America with maturities no more than thirty (30) days and no such investments shall relieve Parent Holdco or Parent from making the payments required by this Article II.  Any interest and other income resulting from such investments shall be payable to Parent Holdco, Parent or the Surviving Corporation and any amounts in excess of the amounts payable under this Article II shall be promptly returned to the Surviving Corporation.  To the extent that there are any losses with respect to any such investments such that the Exchange Fund is insufficient to pay the aggregate Merger Consideration, Parent Holdco shall, or shall cause Parent to, promptly cause to be replaced or restored an amount in cash to ensure the prompt payment of the aggregate Merger Consideration under this Article II.  No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Shares entitled thereto to receive the Merger Consideration as provided herein.  Any portion of the Exchange Fund made available to the Paying Agent in respect of any Dissenting Shares will be returned to the Surviving Corporation; provided, however, that if any Dissenting Shares lose their status as such, Parent Holdco shall, or shall cause Parent to, promptly deposit with the Paying Agent an aggregate amount of funds sufficient to pay the Merger Consideration with respect to such Shares.

(b)     Procedures for Surrender.
(i)     Common Stock Certificates.  As soon as reasonably practicable after the Effective Time (but in any event no later than three (3) Business Days after the date on which the Effective Time occurs), Parent Holdco shall cause the Paying Agent to mail to each Record Holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (each such certificate, a “Certificate”), which Shares were converted into the right to receive the Merger Consideration (without interest) pursuant to Section 2.6(a), (A) a letter of transmittal (which shall be in customary form and with such other provisions as Parent and the Company shall reasonably agree), and which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of such Certificates (or affidavits of loss in lieu thereof as provided in Section 2.7(e) to the Paying Agent), and (B) instructions for effecting the surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 2.7(e)) to the Paying Agent in exchange for payment of the Merger Consideration (without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.7(g)) therefor.
(ii)     Upon surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.7(e)) for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration (without interest) pursuant to the provisions of Section 2.6(a) in respect of each Share (after giving effect to any required withholding taxes as provided in Section 2.7(g)) formerly represented by such Certificate, and the Certificate (or affidavit of loss in lieu thereof as provided in Section 2.7(e)) so surrendered shall forthwith be cancelled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it will be a condition precedent of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment has paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate and has established to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not required to be paid.

(iii)     Book-Entry Shares.  Any holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) and whose Shares were converted pursuant to the provisions of Section 2.6(a) into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration.  In lieu thereof, each registered holder of one (1) or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Parent Holdco shall, or shall cause Parent to, cause the Paying Agent to pay and deliver as soon as reasonably practicable after the Effective Time, the applicable Merger Consideration pursuant to the provisions of this Article II in respect of each Share formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall forthwith be cancelled.  Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.
(c)     Closing of Transfer Books.  From and after the Effective Time, the stock transfer books of the Surviving Corporation shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  Until surrendered as contemplated by Section 2.7(b), each Certificate and Book-Entry Share shall, from and after the Effective Time, represent only the right to receive the Merger Consideration, without interest thereon, as contemplated by Section 2.6(a) and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.  If, after the Effective Time, Certificates or, in the case of Book-Entry Shares, such Shares are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged for the Merger Consideration, subject to compliance with the exchange procedures provided in this Article II.  The right to receive the Merger Consideration in accordance with the terms of this Article II upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.
(d)     Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the Record Holders of Shares six (6) months after the Effective Time shall be delivered to the Surviving Corporation.  Any Record Holder of Shares who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation, Parent Holdco and Parent, which shall remain responsible for payment of the Merger Consideration for such Shares as provided in this Article II, without any interest thereon and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.7(g).  If any Certificate or Book-Entry Share has not been surrendered immediately prior to the date on which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any Person or their successors, assigns or personal representatives previously entitled thereto.  Notwithstanding anything to the contrary herein, none of the Surviving Corporation, Parent Holdco, Parent, Merger Sub, the Paying Agent or any other Person shall be liable to any Record Holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e)     Lost, Stolen or Destroyed Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, and if reasonably required by Parent Holdco or Parent, the posting by such holder of a bond in a customary and reasonable amount and upon such terms as may be reasonably required by Parent Holdco or Parent as indemnity against any claim that may be made against it, the Surviving Corporation or the Paying Agent with respect to such Certificate, Parent Holdco will or shall cause Parent to, cause the Surviving Corporation or the Paying Agent to pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Shares previously evidenced by such lost, stolen or destroyed Certificate, without any interest thereon and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.7(g).
(f)     Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who are entitled to and have properly exercised, and have not lost, or properly withdrawn their demand for, appraisal rights with respect thereto in accordance with, and who have complied in all respects with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and in lieu thereof, such Dissenting Shares will be converted into the right to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 of the DGCL unless and until any such holder fails to perfect or effectively waives, withdraws or loses its rights to appraisal under the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then, such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into, and to have become exchangeable solely for, at the Effective Time, the right to receive the Merger Consideration as provided in Section 2.6(a), without any interest thereon, upon surrender of the Certificate or Book-Entry Share formerly representing such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent Holdco and Parent (i) prompt notice of any demands received by the Company for appraisals of Shares, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
(g)     Withholding.  Each of Parent Holdco, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such Taxes as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any other applicable provision of Law.  To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  Without limiting the foregoing and for the avoidance of doubt, the Company shall satisfy or cause to be satisfied, timely and in full, all Tax withholdings required in respect of the vesting or payment events in respect of any Company Equity Award for which the required Tax remittance is due prior to the Effective Time.

Section 2.8.     Company Equity Awards.
(a)     Each option to acquire Shares (each, a “Company Stock Option”), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time, by virtue of the Merger and without any action by Parent Holdco, Parent, Merger Sub, the Company or the holder of that Company Stock Option, shall, as of the Effective Time, be cancelled and converted automatically into the right to receive an amount in cash (without interest) equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option, multiplied by (ii) the total number of Shares subject to such Company Stock Option immediately prior to the Effective Time, subject to any applicable Tax withholding.  Any Company Stock Option with an exercise price per Share that is equal to or greater than the Merger Consideration shall be canceled for no consideration as of the Effective Time.
(b)     Each Company restricted share or restricted share unit award (each, a “Company RSA Award”) that is outstanding and subject solely to time- based vesting requirements as of immediately prior to the Effective Time, including any portion of a Company PS Award for which the applicable performance period has ended prior to the Effective Time but that then remains subject to continued time-based vesting, by virtue of the Merger and without any action by Parent Holdco, Parent, Merger Sub, the Company or the holder of that Company RSA Award, shall, as of the Effective Time, be cancelled and converted automatically into the right to receive (a) in respect of each Share subject to such Company RSA Award immediately prior to the Effective Time, an amount in cash (without interest) equal to the Merger Consideration and (b) the amount, payable in cash (without interest), of all then unpaid dividends and dividend equivalents that have accrued as of immediately prior to the Effective Time with respect to such Company RSA Award that would otherwise become payable at the time of the Company RSA Award’s vesting, in each case, subject to any applicable Tax withholding.
(c)     Each Company restricted share unit award that is outstanding and subject to performance-based vesting requirements as of immediately prior to the Effective Time, (each, a “Company PS Award” and, together with the Company Stock Options and Company RSA Awards, the “Company Equity Awards”), by virtue of the Merger and without any action by Parent Holdco, Parent, Merger Sub, the Company or the holder of that Company PS Award, shall, as of the Effective Time, be cancelled and converted automatically into the right to receive (i) an amount in cash (without interest) equal to the Merger Consideration in respect of each Share subject to such Company PS Award immediately prior to the Effective Time assuming, for this purpose, that (x) Company PS Awards granted in 2018 were achieved at 200% of target and (y) Company PS Awards granted in 2019 were achieved at 150% of target; and (ii) the amount, payable in cash (without interest) of all then unpaid dividends and dividend equivalents that have accrued as of immediately prior to the Effective Time with respect to such Company PS Award that would otherwise become payable at the time of the Company PS Award’s vesting, in each case subject to any applicable Tax withholding.

(d)     The Surviving Corporation shall pay the holders of Company Equity Awards the cash payments described in Section 2.8(a), Section 2.8(b) and Section 2.8(c) on or as soon as reasonably practicable after the Closing Date, but in any event within five (5) Business Days thereafter.
(e)     As of the Effective Time, the Company’s 2013 Omnibus Equity Incentive Plan and any other equity or equity-based compensation plan maintained by the Company will terminate and all rights thereunder, including in respect of Company Stock Options, Company RSA Awards and Company PS Awards, will be cancelled, in each case, without liability to the Company, Parent Holdco, Parent, the Surviving Corporation or any of their respective Affiliates or Subsidiaries, other than the obligation to make the payments described in this Section 2.8.  Prior to the Effective Time, the Company Board or any authorized committee thereof shall adopt such resolutions as may reasonably be appropriate or required in its discretion to effectuate the actions contemplated by this Section 2.8.  As soon as reasonably practicable following the date of this Agreement, the Company shall provide Parent with drafts of all notices, resolutions, consents and other written actions as may be required to effectuate the provisions of this Section 2.8 for Parent’s reasonable review and comment.
Section 2.9.     Adjustments to Prevent Dilution.  In the event that, between the date of this Agreement and the Effective Time, the Company changes the number of Shares issued and outstanding as a result of a reclassification, stock split or reverse stock split, stock dividend or stock distribution, recapitalization, combination, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such change and to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration; provided, that nothing in this Section 2.9 shall permit the Company or its Subsidiaries to take any actions prohibited by this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as (a) disclosed in any form, document or report publicly filed with or publicly furnished to the SEC by the Company or any of its Subsidiaries (including any documents incorporated by reference therein) during the two (2) year period prior to the date that is one (1) Business Day prior to the date of this Agreement (excluding statements in any “Forward-Looking Statements” or “Risk Factors” sections or any other disclosures contained therein to the extent that such statements are cautionary, predictive or forward-looking in nature but, for the purposes of clarification, including and giving effect to any factual or historical statements included in any such statements), other than with respect to Section 3.3, Section 3.4 and Section 3.21, or (b) set forth in the disclosure letter delivered by the Company to Parent Holdco and Parent concurrently with entering into this Agreement (the “Company Disclosure Schedule”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule, whether or not an explicit cross reference appears, shall be deemed to qualify or apply to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent Holdco, Parent and Merger Sub as follows:

Section 3.1.     Organization and Power.  The Company and each of its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its respective jurisdiction of organization and each has all requisite corporate or similar power and authority to own, lease, license, and operate its properties and assets and to carry on its business as currently conducted, except where the failure to be in good standing or to have such corporate or similar power and authority would not constitute a Company Material Adverse Effect.  The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) as a foreign corporation (or other applicable entity) in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or licensing, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not constitute a Company Material Adverse Effect.  The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws or other similar organization documents for each of the Company’s Subsidiaries, in each case as amended and in effect as of the date of this Agreement.
Section 3.2.     Subsidiaries.  Section 3.2 of the Company Disclosure Schedule sets forth as of the date hereof a true, correct and complete list of the Subsidiaries of the Company.  All of the outstanding shares of capital stock of each Subsidiary of the Company that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights.  All of the outstanding shares of capital stock or equity interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of all Liens, other than Permitted Liens.
Section 3.3.     Capitalization.
(a)     The authorized capital stock of the Company consists of 80,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”).  At the close of business on April 5, 2019 (the “Capitalization Date”), (i) 21,952,777 Shares were issued and outstanding (including 201,686 Shares subject to outstanding Company RSA Awards), (ii) 307,792 Shares subject to outstanding Company PS Awards (which number would be 521,116 Shares if maximum performance levels were achieved for any Company PS Awards that remain subject to performance-based vesting), (iii) 588,533 Shares were held by the Company in its treasury, (iv) 428,383 Shares were reserved for issuance in respect of outstanding Company Stock Options, (v) 1,382,101 Shares were available for future issuance under the Company’s 2013 Omnibus Equity Incentive Plan, (vi) $190,709.07 of unpaid dividends and dividend equivalents were accrued in respect of Company Equity Awards and (vii) no shares of Company Preferred Stock were issued and outstanding.  All outstanding Shares are, and all Shares that may be issued prior to the Effective Time, will be duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the organizational documents of the Company or any Contract to which the Company is a party or otherwise bound.

(b)     Except as set forth in this Section 3.3 and for changes since the Capitalization Date resulting from the exercise, vesting or settlement of Company Stock Options, Company RSA Awards and Company PS Awards outstanding as of the close of business on the Capitalization Date, in each case, consistent with the terms of each such Company Equity Award, as of the close of business on the Capitalization Date and as of the date hereof, there are no issued, reserved for issuance, or outstanding (i) shares of capital stock or voting securities of the Company or any of its Subsidiaries, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s stockholders may vote, (iii) securities, options, warrants, calls, rights, commitments, profits interests, stock-based performance units, stock appreciation rights, phantom stock agreements, arrangements or other rights or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue or sell, or cause to be issued or sold, additional shares of capital stock or other voting or equity securities or interests of the Company or of any of its Subsidiaries (or any security convertible or exercisable therefor) or obligating the Company or any of its Subsidiaries to issue, grant or enter into any such security, option, warrant, call, right, commitment, profits interest, stock-based performance unit, stock appreciation right, phantom stock agreement, arrangement or other rights or undertaking and (iv) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company capital stock.  From the close of business on the Capitalization Date through the date hereof, no options or other rights to acquire Shares or other Company Equity Awards, or rights to acquire shares of Company Preferred Stock have been granted, and no shares of Company Preferred Stock or Shares have been issued, except for Shares issued pursuant to the exercise, settlement, or conversion of Company Equity Awards outstanding as of the close of business on the Capitalization Date, in each case, consistent with the terms of each such Company Equity Award.
(c)     All outstanding Company Equity Awards were granted under the Company’s 2013 Omnibus Equity Incentive Plan.  Section 3.3(c) of the Company Disclosure Schedule sets forth, as of the close of business on the Capitalization Date, each outstanding Company Equity Award and, to the extent applicable, (i) the name (or employee identification number) and country of residence (if outside the U.S.) of the holder thereof, (ii) the number of Shares issuable thereunder or subject thereto (at target and maximum levels), (iii) the expiration date, (iv) the exercise price or purchase price, (v) the grant date, (vi) the applicable vesting schedule, the amount vested and outstanding and the amount unvested and outstanding, (vii) the amount of any accrued and unpaid dividends or dividend equivalents thereon, and (viii) with respect to each Company Stock Option, whether such Company Stock Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.  No Company Stock Option has been granted with a per share exercise price that is less than the fair market value of a Share on the date that it was granted.  There is no agreement or arrangement (whether in writing or otherwise) to which the Company or any of its Subsidiaries is a party or with respect to which the Company or any of its Subsidiaries has or could expect to have liability (contingent or otherwise), in each case, that contains a promise or commitment to grant a stock option or other equity or equity-based award that has not been satisfied or that need not be satisfied for failure to satisfy a condition to promise or commitment.

(d)     From the close of business on the Capitalization Date through the date hereof, no options or other rights to acquire Shares or shares of Company Preferred Stock have been granted, and no Shares have been issued, except for Shares issued pursuant to the exercise, settlement, or conversion of Company Equity Awards outstanding on the Capitalization Date or conversion or redemption of convertible notes in each case, consistent with the terms of each such Company Equity Award.  All outstanding Shares are, and all such Shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.
Section 3.4.     Authority.
(a)     The Company has the requisite corporate power and authority to execute and deliver this Agreement and, assuming the accuracy of the representations and warranties contained in Section 4.8 and subject to obtaining the Stockholder Approval, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby.  Assuming the accuracy of the representations and warranties contained in Section 4.8, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining the Stockholder Approval and filing the Certificate of Merger with the Secretary of State of the State of Delaware, and no other actions on the part of the Company are necessary to authorize the consummation of the Merger and the other transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the accuracy of the representations and warranties contained in Section 4.8 and the due and valid authorization, execution and delivery of this Agreement by Parent Holdco, Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws of general applicability affecting or relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (clauses (i) and (ii) collectively, the “Enforceability Exceptions”).
(b)     The Company Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, and in the best interests of, the Company and its stockholders, (ii) approved, adopted and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at the Stockholders Meeting and (iv) subject to Section 5.2, resolved to recommend that the Company’s stockholders adopt this Agreement (the “Company Recommendation”).
(c)     Assuming the accuracy of the representations and warranties contained in Section 4.8, the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement and approve the Merger under applicable Law.

Section 3.5.     Consents and Approvals; No Violations.
(a)     Except as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, Section 721 of the Defense Production Act of 1950, the International Traffic in Arms Regulations, the DGCL, the rules and regulations of NYSE and state securities laws, and subject to the accuracy of Parent Holdco’s, Parent’s and Merger Sub’s representations and warranties set forth in Section 4.4(a), neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will require the Company or any of its Subsidiaries to make any notice to, or filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity of competent jurisdiction, with such exceptions as would not constitute a Company Material Adverse Effect.
(b)     Assuming the accuracy of the representations and warranties contained in Section 4.8 and subject to obtaining the Stockholder Approval, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or of the similar organizational documents  of any of the Company’s Subsidiaries (including joint venture, shareholder or similar agreements in respect of non-wholly owned Subsidiaries), in any material respect, or, (ii) assuming compliance with the matters referred to in Section 3.5(a), contravene, conflict with or result in a violation or breach of any provision of any applicable Law, require any consent or other action by any Person under, constitute a default or an event that, with or without notice, lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, expiration, acceleration, material modification or repricing of any right or obligation under, or give rise to any fee or payment obligation under, any provision of any Material Contract, with such exceptions in respect of this clause (ii) as would not constitute a Company Material Adverse Effect.
Section 3.6.     Company SEC Documents.
(a)     Since December 31, 2016, the Company has filed with or furnished to the SEC, on a timely basis, all forms, reports and documents required to be filed with or furnished to the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, the “Company SEC Documents”).  As of their respective filing dates (or if amended, as of the date of the last such amendment), the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, each as in effect on the date so filed (or amended) and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Subsidiaries of the Company is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)     The consolidated financial statements of the Company included in the Company SEC Documents (including the related notes and schedules thereto) complied as of their respective dates in all material respects with the then-applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and, on that basis, fairly presented in all material respects the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of the Company and its Subsidiaries as of the indicated dates and for the indicated periods (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto).  No financial statements of any Person other than the Company and its consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.
(c)     The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and the Company has established and maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that (i) material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and (ii) information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s applicable rules and forms, the Exchange Act and the Securities Act.
(d)     The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to the Company’s outside auditor and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
(e)     There is no transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed.
(f)     Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected in the consolidated balance sheet of the Company, other than liabilities and obligations (a) reserved against or reflected in the Company’s consolidated balance sheet for the fiscal year ended December 31, 2018 included in the Company SEC Documents (or the notes thereto), (b)  incurred in the ordinary course of business since December 31, 2018, (c) incurred in connection with the transactions contemplated by this Agreement, the entry into this Agreement and the performance of the transactions contemplated by this Agreement or matters referred to in the Company Disclosure Schedule, (d) discharged or paid in full prior to the date hereof, or (e) that are not or would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(g)     No Subsidiary of the Company is subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.
Section 3.7.     Absence of Certain Changes or Events.  From December 31, 2018 through the date hereof, (i) there has not been a Company Material Adverse Effect, and (ii), except in connection with the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and have not taken any action which action, if it was taken or occurred after the execution of this Agreement, would have required the consent of Parent pursuant to Sections 5.1(b)(i), (ii), (iii), (iv), (v), (ix), (x), (xi), (xiii), (xv), or (xvii).
Section 3.8.     Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent Holdco, Parent, Merger Sub or their respective Representatives of any of the foregoing.
Section 3.9.     Compliance with Laws; Permits.  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries (i) are, and since December 31, 2016 have been, in compliance with all Laws and Orders applicable to the Company and its Subsidiaries, and (ii) to the Knowledge of the Company, are not under investigation by any Governmental Entity with respect to, and have not been threatened to be charged with or given written notice by any Governmental Entity of, any violation of any such Law or Order.  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries has in effect all licenses, certificates, authorizations, consents, permits, approvals and other similar authorizations of, from or by a Governmental Entity necessary for it to own, lease or operate its properties and assets and to carry on its business as currently conducted (collectively, “Permits”).  No default has occurred under, and there exists no event that, with or without notice, lapse of time or both, would result in a default under, any such Permit, and neither the Company nor any of its Subsidiaries has received any cease and desist letters or written inquiries from any Governmental Entity with respect to any such Permit, except, in each case, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.10.     Tax Matters.
(a)     (i) The Company and each of its Subsidiaries have timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) the Company and each of its Subsidiaries have paid all material Taxes due and owing (whether or not shown on such Tax Returns), except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP; and (iii) there are not pending or, to the Company’s knowledge, threatened in writing, any audits or other proceedings by any Governmental Entity in respect of a material amount of Taxes of the Company or any of its Subsidiaries, in each case, other than in respect of matters for which adequate reserves have been established in accordance with GAAP.
(b)     The unpaid Taxes of the Company and each of its Subsidiaries did not, as of the date of their most recent consolidated financial statements contained in the Company SEC Documents, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in such Company SEC Documents.  Neither the Company nor any of its Subsidiaries has since the date of their most recent consolidated financial statements contained in the Company SEC Documents incurred any material liability for Taxes other than in the ordinary course of business.
(c)     Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (i) any installment sale or open transaction disposition made prior to the Effective Time, (ii) any prepaid amount received on or prior to the Effective Time, (iii) Section 481(a) of the Code (or an analogous provision of state, local, or foreign Law) by reason of a change in accounting method made prior to the Effective Time or (iv) any election in accordance with Section 108(i) of the Code. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any excess loss account or deferred intercompany gain described in Treasury Regulations in accordance with Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law).
(d)     There are no Liens that arose in connection with any failure (or alleged failure) to pay any Taxes on any property of the Company or any of its Subsidiaries other than Liens for Taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(e)     The Company has not been a “controlled corporation” or a “distributing corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two-year period ending on the date hereof.
(f)     Neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation, sharing or indemnity agreement (other than (A) any Tax indemnification provisions in commercial agreements or agreements that are not primarily related to Taxes, or (B) any agreement between or among any of the Company and its Subsidiaries) or (ii) is liable for any material amount of Taxes of any other Person (other than the Company or its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law, as a transferee or successor, by Contract or otherwise (other than (A) any Tax indemnification provisions in commercial agreements or agreements that are not primarily related to Taxes, or (B) any agreement between or among any of the Company and its Subsidiaries)).

(g)     Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(h)     All material amounts of Taxes required to be withheld by the Company or any of its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Governmental Entity.
(i)     There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no written request for any such waiver or extension is currently pending.  None of the Company or any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment, deficiency, which waiver or extension currently remains in effect.
(j)     No Tax rulings, requests for rulings, applications for change in accounting methods or closing agreements have been entered into with, issued by, or filed with any Governmental Entity with respect to the Company or any of its Subsidiaries that will remain in effect or apply for any period after the Effective Time.
(k)     All deficiencies for any material amount of Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Documents.
(l)     Neither the Company nor any of its Subsidiaries has received within the past three (3) years a written claim from any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to taxation by or required to file Tax Returns in that jurisdiction.
(m)     The Company is not, and has not been at any time within the last five (5) years, a “United States real property holding corporation” within the meaning of Section 897 of the Code.
Section 3.11.     No Related Party Transactions.  There are no transactions or contracts between the Company and any Affiliates of the Company or other Persons, including any stockholder, officer or director of the Company or immediate family member thereof, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
Section 3.12.     Litigation.  As of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that if determined adversely to the Company or such Subsidiary, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  There is no Order imposed upon or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.13.     Employees and Employee Benefit Plans.
(a)     Section 3.13(a) of the Company Disclosure Schedule contains a list of each material Company Benefit Plan.  The Company has made available to Parent copies of (i) each material Company Benefit Plan and (ii) to the extent applicable, (A) the documents governing the Company Benefit Plan (including all amendments thereto) or written description of any Company Benefit Plan that is not in writing, (B) the most recent annual report on Form 5500 filed and all schedules thereto filed with respect to such Company Benefit Plan, (C) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Company Benefit Plan, (D) the most recent actuarial report, financial statement or valuation report, (E) the current determination letter or favorable opinion letter issued by the Internal Revenue Service, (F) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, and (G) all material correspondence to or from any Governmental Entity or Multiemployer Plan relating to such Company Benefit Plan during the three (3) years prior to the date hereof.
(b)     Each Company Benefit Plan has been maintained in compliance in all material respects with its terms and with the requirements of applicable Law.  Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service or may rely on a favorable opinion letter issued by the Internal Revenue Service and, to the Knowledge of the Company, nothing has occurred and no condition exists that would reasonably be expected to adversely affect such qualification or otherwise result in material liability (contingent or otherwise) to the Company or any of its Subsidiaries.
(c)     Section 3.13(c) of the Company Disclosure Schedule sets forth each Multiemployer Plan to which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates contributes or has an obligation to contribute or in respect of which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has any liability (contingent or otherwise).  With respect to each such Multiemployer Plan, (i) to the Knowledge of the Company, such plan has been maintained in compliance in all material respect with its terms and with the requirements and applicable Law, (ii) all contributions required to have been made by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates have been timely made as required by the terms of the collective bargaining agreements, the plan documents, the trust agreements, and applicable Law, (iii) none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has (A) incurred withdrawal liability as a result of a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA; or (B) received any written notification within the immediately preceding three (3) years that any such plan is insolvent (within the meaning of Section 4245 of ERISA), is in reorganization (within the meaning of Section 4241 of ERISA), has initiated proceedings to terminate, or is considered to be in “endangered” or “critical” status under Section 432 of the Code.

(d)     Other than the Multiemployer Plans set forth on Section 3.13(c) of the Company Disclosure Schedule, no Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, the Company has not and is not reasonably expected to incur any liability (contingent or otherwise) under Title IV of ERISA and, during the immediately preceding six (6) years, none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has sponsored, maintained, contributed to, or been required to contribute to, a plan subject to Title IV of ERISA or Section 412 of the Code or a defined benefit pension plan.
(e)     Neither the Company nor any of its Subsidiaries has any obligation to provide any health or welfare benefits (whether or not insured) to any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries following termination of employment or service, except as required by applicable Law at the sole expense of the participant or pursuant to a severance arrangement set forth in Section 3.13(e) of the Company Disclosure Schedule.
(f)     There is no Action pending or, to the Knowledge of the Company, threatened, in respect of or involving any Company Benefit Plan (other than routine claims for benefits) or involving the Company’s participation in any Multiemployer Plan that if determined adversely to the Company or one of its Subsidiaries would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  There is no, and for the past three (3) years there has been no, (i) Action pending (or, to the Knowledge of the Company, threatened) by or before any Governmental Entity with respect to the Company or any of its Subsidiaries concerning employment-related matters or (ii) Action (or, to the Knowledge of the Company, any threatened Action) against or affecting the Company or any of its Subsidiaries brought by any current or former applicant, employee or independent contractor of the Company or any of its Subsidiaries, in each case, that if determined adversely to the Company or one of its Subsidiaries would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(g)     Except as expressly provided under Section 2.8 of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (alone or in combination with any other event) (i) entitle any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries to severance or any other payment or benefit pursuant to a Company Benefit Plan or (ii) accelerate the time of payment or vesting or result in any forgiveness of indebtedness or trigger any funding obligation (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable pursuant to, any Company Benefit Plan.
(h)     Except as disclosed in Section 3.13(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (alone or in combination with any other event) result in (i) any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former officer, director, employee or other independent service provider of the Company or any of its Subsidiaries, (ii) the imposition of an excise tax under Section 4999 of the Code or (iii) the non-deductibility of any payments or benefits under Section 162 (or any similar provisions of foreign Law).  No current or former officer, director, employee or other independent service provider of the Company or any of its Subsidiaries is entitled to any gross-up, make-whole or additional payment from the Company or any of its Subsidiaries with respect to any Taxes under Sections 4999 or 409A of the Code.

(i)     Except as disclosed in Section 3.13(i)(1) of the Company Disclosure Schedule, there are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, and there have been no such troubles for the past three (3) years.  Except as disclosed in Section 3.13(i)(2) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has agreed to recognize any labor union or labor organization, nor has any labor union or labor organization been certified as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries, (ii) is a party to or otherwise bound by, or currently negotiating, any collective bargaining agreement or other Contract with a labor union or labor organization, or (iii) as of the date hereof is the subject of any petition or proceeding seeking to compel it to bargain with any labor union or labor organization, nor, to the Knowledge of the Company, is any such proceeding threatened.  To the Knowledge of the Company, there is no effort currently being made or threatened by, or on behalf of, any labor union or other employee representative body to organize any employees of the Company, and there have been no such efforts for the past three (3) years.  The Company has not and is not engaged in any unfair labor practice and no unfair labor practice complaint, grievance or arbitration proceeding is pending or, to the Knowledge of the Company, threatened against the Company, except as would not reasonably be expected, either individually or in the aggregate, to result in any material liability to the Company.
(j)     Except as disclosed in Section 3.13(j) of the Company Disclosure Schedule, no notice, consent or consultation obligations with respect to any employees of the Company or any of its Subsidiaries, or any labor organization or other employee representative body representing employees of the Company or any of its Subsidiaries, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.
(k)     The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of Taxes, classification and compensation of employees and independent contractors, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters.  The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with all affirmative action obligations and all rules and regulations of or administered by the Office of Federal Contract Compliance Programs to which it is subject as a federal contractor.
(l)     To the Knowledge of the Company, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any of its Subsidiaries within the twelve (12) month period following the date hereof.  No executive or key employee of the Company or any of its Subsidiaries is employed under a non-immigrant work visa or other work authorization that is limited in duration.

Section 3.14.     Intellectual Property and Privacy.
(a)     Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all Company Registered IP.  The Company, or a Subsidiary of the Company, except for Intellectual Property exclusively licensed to the Company, is the sole and exclusive owner and owns all right, title, and interest in and to each item of the Company Intellectual Property free and clear of all Liens, except for Permitted Liens and non-exclusive licenses granted in the ordinary course of business.
(b)     No claims are pending or threatened, (i) challenging the ownership, enforceability or validity of any Company Intellectual Property (except that this representation and warranty is given to the Knowledge of the Company with respect to Intellectual Property exclusively licensed to the Company), or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property, other than, in each case, as would not constitute a Company Material Adverse Effect.
(c)     Except as would not constitute a Company Material Adverse Effect, (i) no Person is violating, misappropriating or infringing any Company Intellectual Property, and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person.
(d)     Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps to protect their respective rights in material Trade Secrets.  Without limiting the foregoing, each Company employee, and each consultant or contractor, engaged in the development or creation of any material technology, or Intellectual Property for the Company or its Subsidiaries has executed a valid and enforceable proprietary information, confidentiality and assignment agreement sufficient to irrevocably assign (except as limited by applicable Law) any Intellectual Property developed by such employee, consultant or contractor for the Company or such Subsidiary to the Company or such Subsidiary.
(e)     Section 3.14(e) of the Company Disclosure Schedule lists all Contracts to which the Company or any of its Subsidiaries is a party that grants to the Company or any of its Subsidiaries a license, ownership rights, an option to, or other rights in or to any Intellectual Property owned by a third Person and that is material to the business of the Company and its Subsidiaries taken as a whole, other than (A) licenses to commercially generally available software on substantially standard terms and conditions which is not distributed with, incorporated in, or necessary for use or development of, any product or service of the Company and its Subsidiaries, and is not open source software, or (B) Contracts with third parties pursuant to which the Company or any Subsidiary is granted a license or other right in or to any Intellectual Property provided by such third parties on the Company’s standards terms and conditions.
(f)     Section 3.14(f) of the Company Disclosure Schedule lists all Contracts to which the Company or one of its Subsidiaries is a party under which the Company or such Subsidiary grants any third Person a license or other rights in or to any material Company Intellectual Property, other than non-exclusive licenses granted to customers, developers and resellers in the ordinary course of business and on the Company’s standard terms (including in the course of the licensing of any Company products or provision of any services by the Company or its Subsidiaries).

(g)     The Company and its Subsidiaries maintain policies and procedures regarding data security and privacy, including procedures reasonably designed to detect data security breaches and unauthorized access or unauthorized use of the Company’s and its Subsidiaries’ information technology systems, including systems that store or process Personal Data.  Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries are, in all material respects, in compliance with the Company’s Privacy Policies and all applicable Privacy Laws.  There have been no losses or thefts of data or security breaches with respect to, Personal Data that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(h)     Except as would not constitute a Company Material Adverse Effect, (i) the Systems that are used in the operations of the business are reasonably sufficient for the immediate and anticipated needs of the Company and its Subsidiaries, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner, (ii) in the past three (3) years, there has been no failure or other material substandard performance of any System, in each case which has caused a material disruption to the Company or its Subsidiaries, and (iii) the Company and its Subsidiaries has not been subjected to an audit of any kind in connection with any license or other Contract pursuant to which the Company or its Subsidiaries holds rights to any third-party Software, nor has the Company or its Subsidiaries received any notice of intent to conduct any such audit.  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, the Company and its Subsidiaries are not in breach of any of its Contracts or licenses relating to any System.
(i)     Except as would not constitute a Company Material Adverse Effect, (i) the Company and its Subsidiaries lawfully own or license and will continue to lawfully own or license immediately after the Closing, valid rights as are sufficient to use all of the Intellectual Property and Technology used by the Company and its Subsidiaries to the same extent as immediately prior to the Closing, and (ii) the consummation of the Merger will not result in the loss or impairment of the Company and its Subsidiaries’ rights in any Company Intellectual Property or Technology and will not result in the breach of, or create on behalf of any third party, the right to terminate or modify any agreement as to which any Company or its Subsidiaries is a party and pursuant to which the Company or its Subsidiaries is authorized or licensed to use any third party Intellectual Property.
Section 3.15.      Material Contracts.
(a)     Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (1) neither the Company nor any of its Subsidiaries is in breach of or default under the terms of any Material Contract, (2) as of the date of this Agreement, (i) to the Knowledge of the Company, no other party to any Material Contract is in breach of or default under the terms of any such Material Contract, (ii) each Material Contract is a valid and binding obligation of the Company or its Subsidiary that is a party thereto and is in full force and effect, except as limited by the Enforceability Exceptions binding on the other party, or (iii) to the Knowledge of the Company, no event has occurred which would result in a breach of or default under any Material Contract (in each case, with or without notice, lapse of time or both).

(b)     A true, correct and complete list of the Material Contracts as of the date hereof is set forth in Section 3.15(b) of the Company Disclosure Schedule.  For purposes of this Agreement, the term “Material Contract” means any of the following Contracts, excluding any Company Benefit Plan, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, in each case, as of the date hereof:
(i)     any limited liability company, partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a wholly-owned Subsidiary of the Company;
(ii)     any Contract (other than between or among the Company and any of its Subsidiaries or between or among any of the Subsidiaries of the Company) relating to indebtedness for borrowed money, guaranteeing any indebtedness of another Person, constituting debt securities or warrants or other rights to acquire any debt securities, constituting a “keep well” or other arrangement to maintain any financial statement condition of another Person or tolling arrangement or having the economic effect of any of the foregoing, in each case, in excess of $2 million (or, in the case of any tolling arrangements, exceeding $5 million as of the date of this Agreement) individually, in each case, including all amounts obligated, guaranteed or outstanding thereunder;
(iii)     any Contract that limits the right of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or to compete or operate in any location or during any period of time, in each case in any respect material to the business of the Company and its Subsidiaries, taken as a whole;
(iv)     any Contract that requires the Company or any of its Subsidiaries to deal exclusively with any Person with respect to any matter or that provides “most-favored nation” pricing or terms to the other party to such Contract or any third-party, including any such Contract that, following the Effective Time, would apply to Parent Holdco, Parent or any of its Subsidiaries;
(v)     any Contract which contains “earn-out” or similar contingent payment obligations, in each case that, as of the date hereof, would reasonably be expected to result in payments in excess of $2 million in the aggregate;
(vi)     all Contracts with the customers and suppliers required to be disclosed in Section 3.24 of the Company Disclosure Schedule;
(vii)     any Contract required to be filed by the Company with the SEC as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K;
(viii)     any Contract providing for the employment or engagement of any Person on a full-time, part-time, independent contractor, temporary or other basis or otherwise providing annual base compensation in excess of $200,000 or other bonus, insurance or severance benefits to any officer, director, employee or independent contractor, other than contracts terminable by the Company for any reason upon less than thirty (30) days’ notice without incurring any liability;

(ix)     any Government Contract in excess of $5 million per annum;
(x)     any Contract entered into within the past three (3) years in connection with the settlement or resolution of any actual or threatened Action, other than any such Contract providing only for the payment of monetary damages in an amount less than $500,000;
(xi)     any Contract relating to the acquisition or disposition of any business (by way of acquisition or disposition of interests or assets) by the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries has any material outstanding rights or obligations;
(xii)     any collective bargaining agreement or other Contract with any labor union or other employee representative body;
(xiii)     any Contracts with any of the counterparties set forth on Section 3.15(b)(xiii) of the Company Disclosure Schedule; and
(xiv)     any other Contract currently in effect pursuant to which the Company or its Subsidiaries has or is reasonably expected to make expenditures of more than $10 million annually.
Section 3.16.     Real and Personal Property.
(a)     Section 3.16(a) of the Company Disclosure Schedule contains a complete and accurate list of all of the real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”).  Except for the Owned Real Property, neither the Company nor any of its Subsidiaries owns any real property, nor is party to any agreement to purchase or sell any real property.  The Company has good and marketable title in fee simple (or the equivalent thereof) to each parcel of the Owned Real Property free and clear of all Liens, except for Permitted Liens.
(b)     Section 3.16(b) of the Company Disclosure Schedule contains a complete and accurate list of all of the existing leases, subleases, licenses, or other similar agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property” and, collectively with the Owned Real Property, the “Real Property”) that would reasonably be expected to result in payments in excess of $2,000,000 in the aggregate in any one (1) calendar year.  The Company or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens, other than Permitted Liens.  Each Lease is valid and binding on the Company or its Subsidiaries (as applicable), and, to the Knowledge of the Company, the landlord thereunder.  To the Knowledge of the Company, no event has occurred that with notice or lapse of time would constitute a default by the tenant under a Lease.  Neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person rights to use or occupy any material portion of such Leased Real Property.

(c)     There are no condemnation or eminent domain proceedings of any kind pending, or to the Knowledge of the Company, threatened against any parcel of Real Property.
(d)     Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries have valid title to, or valid and enforceable rights to use under existing franchises, easements or licenses of, or valid and enforceable leasehold interests in, all of their material tangible personal properties and assets necessary to carry on their businesses as currently conducted, free and clear of all Liens, except for Permitted Liens.
Section 3.17.     Environmental Laws.  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) the Company and its Subsidiaries are and, since January 1, 2016, have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining, and complying with all Permits required pursuant to any Environmental Laws for the operation of the business of the Company and its Subsidiaries, (b) neither the Company nor any of its Subsidiaries is a party to any pending or, to the Knowledge of the Company, threatened Action or has received any other written notice alleging non-compliance by the Company or its Subsidiaries with, or that the Company or its Subsidiaries have any liability under, Environmental Laws, (c) there has been no Release of any Hazardous Materials at, from, on, or under any Facility or, to the Knowledge of the Company, from any real property formerly owned, leased or operated by the Company, its Subsidiaries, or any of their predecessors, except for such Release that does not require remediation by the Company or its Subsidiaries or would not reasonably be expected to give rise to liability pursuant to any Environmental Laws, (d) the Company and its Subsidiaries have made available to Parent copies of all non-privileged material assessments, reports and other documents in their possession relating to the environmental condition of any Facility and any real property formerly owned, leased or operated by the Company, its Subsidiaries, or any of their predecessors, or to the compliance of the Company or its Subsidiaries’ operations with Environmental Laws, and (e)  except as reflected in the consolidated financial statements of the Company, there are no capital expenditures planned or, to the Knowledge of the Company, required for one (1) year from the Closing Date outside of capital expenditures made in the ordinary course of business, the purpose of which is to address or maintain compliance with Environmental Laws.
Section 3.18.     Insurance Policies.  The Company maintains general liability, professional liability and certain other customary types of insurance policies (the “Insurance Policies”).  The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting business of similar size in the same industry as the Company.  Except as would not constitute a Company Material Adverse Effect, (a) all Insurance Policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, and (b) neither the Company nor any of its Subsidiaries is in breach of or default under any such Insurance Policies, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with or without notice, lapse of time or both, would constitute such a breach or default or permit termination or adverse modification of any such Insurance Policies.  In the last two (2) years, the Company has not received any notice of termination, cancellation or non-renewal with respect to any such Insurance Policy.

Section 3.19.     Opinion of Financial Advisor.  The Company Board has received the opinion of J.P. Morgan Securities LLC, dated as of the date of this Agreement (the “Fairness Opinion”), to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be received by the holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders.
Section 3.20.     Brokers.  No broker, finder, investment banker, financial advisor or other similar Person, other than J.P. Morgan Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
Section 3.21.     Takeover Statutes Not Applicable; No Rights Agreement.  Assuming the accuracy of the representations and warranties contained in Section 4.8, no “moratorium,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law, including Section 203 of the DGCL, or any similar anti-takeover provision in the certificate of incorporation or bylaws of the Company (including Article 13 of the Company’s certificate of incorporation), is applicable to the transactions contemplated by this Agreement, including the Merger.  The Company is not party to any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.  The Company and its Subsidiaries are not subject to Section 203 of the DGCL.
Section 3.22.     FCPA; Anti-Bribery; International Trade.
(a)     The Company and its Subsidiaries, their respective managers, directors, officers, and, to the Knowledge of the Company, Affiliates, agents, employees, and any other Persons acting on behalf of any of them (all of the foregoing solely in their capacity acting on behalf of the Company or its Subsidiaries), are, and for the past (3) years have been, in compliance in all material respects with the provisions of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and each other anti-corruption or anti-bribery law binding on any of them (collectively, “Anti-Corruption Laws”).  None of the Company or its Subsidiaries, or, to the Knowledge of the Company, the Company’s or its Subsidiaries’ respective managers, directors, officers, Affiliates, agents, employees, or any other Persons acting on behalf of any of them (all of the foregoing solely in their capacity acting on behalf of the Company or its Subsidiaries), has, directly or indirectly, in the past (3) years, paid, offered or promised to pay, or authorized payment of, or will, directly or indirectly, pay, offer or promise to pay, or authorize payment of, any monies or any other thing of value to any government official or employee (including employees of government-owned or controlled entities) or any political party or candidate for political office (collectively, a “Proscribed Recipient”) for the purpose of, (i) influencing any act or decision of such Proscribed Recipient, (ii) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her, or its influence with a Governmental Entity to affect or influence any act or decision of such Governmental Entity, or (iii) assisting in obtaining or retaining business for or with, or directing business to, any Person, in each case, in violation of Anti-Corruption Laws.

(b)     The Company and its Subsidiaries, and their respective managers, directors, officers, and, to the Knowledge of the Company, Affiliates, agents, employees, and any other Persons acting on behalf of any of them (all of the foregoing solely in their capacity acting on behalf of the Company or its Subsidiaries), are, and for the past (3) years have been, in compliance with applicable economic sanctions and export control laws and regulations (collectively, “Global Trade Laws”) in all material respects.  None of the Company, its Subsidiaries, or the Company’s or its Subsidiaries’ respective managers, directors, officers, or, to the Knowledge of the Company, Affiliates, agents, employees, or any other Persons acting on behalf of any of them, is, or has conducted, directly, or to the Knowledge of the Company, indirectly, any business with any Person, (i) identified on any sanctions-related list of restricted or blocked Persons, (ii) organized, resident, or located in any country or territory that is itself the subject of comprehensive economic sanctions, or (iii) 50% or greater owned or otherwise controlled by any Person or Persons described in clause (i) or (ii).
(c)     To the Knowledge of the Company, in the past three (3) years, none of the Company, its Subsidiaries, or the Company’s or its Subsidiaries’ respective managers, directors, officers, Affiliates, agents, employees, or any other Persons acting on behalf of any of them (all of the foregoing solely in their capacity acting on behalf of the Company or its Subsidiaries), has been the subject of any material investigations, reviews, audits, or inquires by a Governmental Entity related to Anti-Corruption Laws or Global Trade Laws and no material investigation, review, audit, or inquiry by any Governmental Entity related to Anti-Corruption Laws or Global Trade Laws is pending or threatened.
Section 3.23.     Products LiabilityI.1.1     .  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there is no Action against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened relating to alleged defects in any product manufactured, sold, distributed or delivered by the Company and its Subsidiaries, and, during the preceding three (3) years, no such Action was pending that, if adversely determined, would have reasonably constituted a Company Material Adverse Effect.
Section 3.24.     Customers and Suppliers(a)     .  Section 3.24 of the Company Disclosure Schedule sets forth a complete and accurate list of (a) the ten (10) largest customers of the Company and its Subsidiaries, as a whole (measured by dollar amount of the aggregate billings) during the fiscal year ending December 31, 2018, and (b) the ten (10) largest suppliers of materials, products or services to the Company and its Subsidiaries, as a whole (measured by dollar amount of the aggregate amount purchased by the Company) during the fiscal year ending December 31, 2018.  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of such customers or suppliers has cancelled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified in writing the Company or any of its Subsidiaries of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid as the case may be) its relationship with the Company or any of its Subsidiaries.

Section 3.25.     Government Contracts.  Since January 1, 2018, none of the Company or any of its Subsidiaries has received in writing a cure notice, a show cause notice or a stop work notice, nor has the Company or any of its Subsidiaries been threatened in writing with termination for default under any Government Contract in excess of $1 million per annum.  Neither the Company nor any of its Subsidiaries is in any material violation, breach or default of any Law governing any Government Contract except for any violation, breach or default that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  Since January 1, 2018, the Company has not received in writing a request for equitable adjustment by any of its vendors, suppliers or subcontractors against it or any of its Subsidiaries relating to a Government Contract.  Since January 1, 2018, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is or has been under investigation or indictment by any Governmental Entity for a civil fraud or criminal offense in connection with a Government Contract.  Since January 1, 2018, neither the Company nor any of its Subsidiaries has been suspended or debarred by a Governmental Entity in connection with the conduct of its business, and, to the Knowledge of the Company, no such suspension or debarment has been initiated or threatened.  To the Knowledge of the Company, there is no ongoing Action by any Governmental Entity relating to any Government Contract, Government Bid or the violation of any Law relating to a Government Contract or Government Bid.
Section 3.26.     Exclusivity of Representations.  Except for the representations and warranties expressly set forth in this Article III (as qualified by the Company Disclosure Schedule), none of the Company, any of its Affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent Holdco, Parent, Merger Sub or any of their respective Affiliates or Representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or its and their respective businesses or with respect to any other information provided, or made available, to Parent Holdco, Parent, Merger Sub or their respective Affiliates or Representatives in connection with the transactions contemplated hereby, including the accuracy or completeness thereof.  Without limiting the foregoing, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in this Article III (as qualified by the Company Disclosure Schedule), neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent Holdco, Parent, Merger Sub or their Affiliates or Representatives or any other Person resulting from Parent Holdco, Parent, Merger Sub’s or their Affiliates’ or Representatives’ use of any information, documents, projections, forecasts or other material made available to Parent Holdco, Parent, Merger Sub or their Affiliates or Representatives, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent Holdco, Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT HOLDCO, PARENT AND MERGER SUB
Except as set forth in the disclosure letter delivered by Parent Holdco and Parent to the Company concurrently with entering into this Agreement (the “Parent Disclosure Schedule”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule, whether or not an explicit cross reference appears, shall be deemed qualify or apply to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections or subsections), Parent Holdco, Parent and Merger Sub, jointly and severally hereby represent and warrant to the Company as follows:
Section 4.1.    Organization.  Parent Holdco is a German stock corporation, Parent is an Illinois corporation and Merger Sub is a Delaware corporation, in each case, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its respective jurisdiction of organization and each has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where the failure to be in good standing or to have such corporate or similar power and authority would not constitute a Parent Material Adverse Effect.  Each of Parent Holdco, Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) as a foreign corporation (or other applicable entity) in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or licensing, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not constitute a Parent Material Adverse Effect.  For purposes of this Agreement, a “Parent Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on Parent Holdco’s, Parent’s or Merger Sub’s ability to timely consummate the transactions contemplated hereby, including the Merger.  Parent Holdco and Parent have made available to the Company true, complete and correct copies of the organizational or governing documents of Parent Holdco, Parent and Merger Sub, in each case as amended and in effect as of the date of this Agreement.
Section 4.2.     Merger Sub.
(a)     The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent free and clear of all Liens.
(b)     Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement, including the Merger, and has engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with the transactions contemplated hereby and activities incidental to its formation.

Section 4.3.     Authority.
(a)     Each of Parent Holdco, Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby.  The execution and delivery of this Agreement by Parent Holdco, Parent and Merger Sub and the consummation by each of Parent Holdco, Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary actions on the part of each of Parent Holdco, Parent and Merger Sub, subject to the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which such adoption shall occur promptly following the execution of this Agreement) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and no other actions on the part of Parent Holdco, Parent or Merger Sub are necessary to authorize the consummation of the Merger and the other transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Parent Holdco, Parent and Merger Sub and (assuming the due and valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of each of Parent Holdco, Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by the Enforceability Exceptions.
(b)     The Parent Board has approved and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger, and the board of directors of Merger Sub has (i) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement.
(c)     No vote of the stockholders of Parent Holdco, Parent or the holders of any other securities of Parent Holdco or Parent (equity or otherwise) is required by Law or the organizational documents of Parent Holdco or Parent in order for Parent Holdco or Parent to consummate the transactions contemplated by this Agreement, including the Merger.
Section 4.4.     Consents and Approvals; No Violations.
(a)     Except as may be required under, and other applicable requirements of, the HSR Act and the DGCL, neither the execution, delivery or performance of this Agreement by Parent Holdco, Parent and Merger Sub nor the consummation by Parent Holdco, Parent and Merger Sub of the transactions contemplated hereby will require Parent Holdco, Parent or Merger Sub to make any notice to, or filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity of competent jurisdiction, with such exceptions as would not constitute a Parent Material Adverse Effect.
(b)     Assuming the accuracy of the representations and warranties contained in Section 3.5, neither the execution, delivery or performance of this Agreement by Parent Holdco, Parent or Merger Sub nor the consummation by Parent Holdco, Parent or Merger Sub of the transactions contemplated hereby will (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent Holdco, Parent or Merger Sub or, (ii) assuming compliance with the matters referred to in Section 4.4(a), contravene, conflict with or result in a violation or breach of any provision of any applicable Law, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice, lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation under, any provision of any Contract to which Parent Holdco, Parent or Merger Sub is a party, with such exceptions as would not constitute a Parent Material Adverse Effect.

Section 4.5.     Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent Holdco, Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, none of Parent Holdco, Parent nor Merger Sub makes any representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company or its Subsidiaries.
Section 4.6.     Litigation.  (a) As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened against Parent Holdco, Parent or any of its Subsidiaries (including Merger Sub) that constitutes a Parent Material Adverse Effect and (b) there is no Order imposed upon or, to the Knowledge of Parent, threatened against Parent Holdco or any of its Subsidiaries (including Merger Sub) that constitutes a Parent Material Adverse Effect.
Section 4.7.     Financing(a)     .  Parent Holdco has, and will have as of the Effective Time, available sufficient cash or other sources of funds necessary to enable Parent Holdco or Parent to pay the aggregate Merger Consideration and to perform its obligations with respect to the transactions contemplated by this Agreement.
Section 4.8.     Share Ownership.  As of the date hereof and at all times prior to the time that is immediately prior to the Effective Time, neither Parent Holdco nor any of its Affiliates (including Parent or Merger Sub) is or will be the beneficial owner of any Shares or is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested shareholder” of the Company, as such term is defined in Article 13 of the certificate of incorporation of the Company.
Section 4.9.    Brokers.  No broker, finder, investment banker, financial advisor or other similar Person, the fees and expenses of which will be paid by Parent Holdco or Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent Holdco, Parent or Merger Sub or any of their respective Affiliates.
Section 4.10.   Solvency(a)     .  None of Parent Holdco, Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.  As of the Effective Time, assuming the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, and after giving effect to all of the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration, the Surviving Corporation and its Subsidiaries, taken as a whole, will be Solvent.  For purposes of this Section 4.10, the term “Solvent” means, with respect to any Person as of a particular date, that on such date, the sum of the assets, at a fair valuation, of such Person exceeds its debts, such person has not incurred debts beyond its ability to pay such debts as such debts mature and such person does not have unreasonably small capital with which to conduct its business.  For the purposes of this Section 4.10, “debt” means any liability whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.  For purposes of this Section 4.10, the amount of any unliquidated or contingent liabilities at any time shall be the maximum amount which, in light of all the facts and circumstances existing at such time, could reasonably be expected to become an actual or matured liability.

Section 4.11.   Exclusivity of Representations.  Except for the representations and warranties expressly set forth in this Article IV, none of Parent Holdco, Parent or Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent Holdco, Parent or Merger Sub or any of their respective Affiliates.
Section 4.12.   No Other Company Representations or Warranties.  Each of Parent Holdco, Parent and Merger Sub has conducted its own review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries to its satisfaction.  Parent Holdco, Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent Holdco, Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent Holdco, Parent or Merger Sub or their respective Representatives in connection with the transactions contemplated by this Agreement including the accuracy or completeness thereof other than the representations and warranties contained in Article III (as qualified by the Company Disclosure Schedule).  Without limiting the foregoing, each of Parent Holdco, Parent and Merger Sub acknowledges and agrees that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article III (as qualified by the Company Disclosure Schedule) neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent Holdco, Parent, Merger Sub or their Representatives or any other Person resulting from Parent Holdco’s, Parent’s, Merger Sub’s or their Representatives’ use of any information, documents, projections, forecasts or other material made available to Parent Holdco, Parent, Merger Sub or their Representatives, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent Holdco, Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS
Section 5.1.     Conduct of Business by the Company Pending the Merger.
(a)     From and after the date hereof and prior to the Effective Time or the earlier termination of this Agreement, except (i) with the prior written consent of Parent, (ii) as required by applicable Law, (iii) as contemplated by this Agreement or (iv) as otherwise set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall, and shall cause its Subsidiaries to, carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use commercially reasonable efforts to preserve its business organization intact in all material respects and maintain relations in all material respects with its employees, unions, key customers and suppliers with whom the Company and its Subsidiaries have significant business relationships.
(b)     From and after the date hereof and prior to the Effective Time or the earlier termination of this Agreement, except (i) with the prior written consent of Parent (which consent in the case of clauses (viii), (xii), (xiii), (xiv), (xvi) and (xxi)  shall not be unreasonably withheld, delayed or conditioned), (ii) as required by applicable Law, (iii) as expressly contemplated by this Agreement (including Section 5.2), or (iv) as otherwise set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:
(i)     declare, set aside, make, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions in respect of, any of its capital stock or equity interests, whether payable in cash, stock, property or otherwise, except for (A) dividends or distributions by a Subsidiary of the Company to the Company or to another Subsidiary of the Company, and (B) regular quarterly cash dividends or distributions of the Company made in the ordinary course, consistent with past practice, which shall be no greater than $0.09 per Share per quarter;
(ii)     other than in the case of wholly owned Subsidiaries, adjust, recapitalize, split, combine, subdivide, redeem, offer to redeem, purchase, repurchase, reclassify or otherwise acquire, directly or indirectly, any of its capital stock or equity interests;
(iii)     (1) issue, deliver, sell, pledge, grant, transfer, authorize, dispose of, or otherwise encumber any shares of its capital stock, other equity or voting securities, any securities convertible into or exchangeable for, or any option, warrant or other right to acquire or receive any shares of its capital stock, other equity or voting securities or convertible or exchangeable securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, or (2) redeem, purchase or otherwise acquire any shares of its capital stock or other equity or voting securities, other than, in each case, (A) in connection with the exercise, vesting or settlement, as applicable, of Company Equity Awards that are outstanding on the date hereof in accordance with their terms as in effect on the date hereof, including with respect to the satisfaction of Tax withholding and, with respect to Company Stock Options, the payment of the exercise price, (B) the issuance by any Subsidiary of the Company of any shares of capital stock or equity interests of such Subsidiary to the Company or any Subsidiary of the Company, and (C) the grant of any Liens to secure obligations of the Company or any of its Subsidiaries in respect of any indebtedness permitted under clause (ix) below;

(iv)     (A) amend the certificate of incorporation or bylaws of the Company or amend in any material respects other similar organizational documents of any of its Subsidiaries or (B) form any new Subsidiaries;
(v)     form any joint venture or partnership, or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing equity interests in or assets of, or by any other manner, any assets of any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company or a Subsidiary of the Company);
(vi)     make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company or any of its Subsidiaries), other than in the ordinary course of business in an amount not exceeding $1 million in the aggregate, or in transactions among Subsidiaries of the Company;
(vii)     sell, lease (as lessor), license (as licensor) or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any of its properties or assets except (i) sales or other dispositions of inventory or excess or obsolete properties or assets in the ordinary course of business, (ii) pursuant to Contracts to which the Company or any of its Subsidiaries is a party made available to Parent and in effect prior to the date hereof or entered into as permitted by this Section 5.1, or (iii) properties or assets having a fair market value of less than $1 million individually or $5 million in the aggregate;
(viii)     enter into, amend in any material respect, renew, voluntarily terminate (other than by expiration) or grant any release or relinquishment of any material rights under, any Material Contract (or any Contract that would be a Material Contract if entered into prior to the date hereof), other than (a) by automatic extension, termination or renewal (including if deemed an amendment or modification of any such Contract), (b) a termination due to an uncured breach by a counterparty to such Contract, or (c) in the ordinary course of business;
(ix)     subject to Section 5.17, create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money (including under the Existing Credit Facilities) or assume, guarantee or endorse, or otherwise as an accommodation become responsible for any indebtedness of any other Person, or issue or sell any debt securities or other rights to acquire any debt securities, guarantee any debt securities of another Person, enter into any “keep well” or other arrangements to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, in each case, other than (A) indebtedness solely among the Company and its Subsidiaries or among its Subsidiaries, (B) amounts outstanding or available to be drawn under the Existing Credit Facilities (without giving effect to any amendments after the date hereof increasing the aggregate amount of indebtedness outstanding or available to be drawn thereunder), or (C) under short-term debt or overdraft facilities, in each case as refinanced, replaced, amended or renewed on substantially similar terms from time to time not in excess of $2 million in aggregate principal amount outstanding at any one time (any indebtedness referenced in clause (C), the “Specified Indebtedness”);

(x)     merge or consolidate the Company or any of its Subsidiaries with and into any other Person other than, in the case of any Subsidiary of the Company, to effect any acquisition or any disposition permitted by this Section 5.1(b) and other than transactions among Subsidiaries of the Company;
(xi)     adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring or recapitalization;
(xii)     amend in any material respect, cancel or terminate any material insurance policy naming the Company or any of its Subsidiaries as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;
(xiii)     pay, discharge, satisfy, settle or compromise or agree to settle any pending or threatened Action or other claims, liabilities or obligations relating to a pending or threatened Action other than any such payment, discharge, satisfaction, settlement or compromise of an Action or claim solely for money damages for an amount in excess of $1 million in the aggregate (excluding amounts to be paid under existing Insurance Policies or renewals thereof);
(xiv)     except as required by the terms of any Company Benefit Plan or collective bargaining agreements or other Contracts with labor unions or employee representative bodies as in effect on the date hereof that have been disclosed to Parent Holdco or Parent in writing, or as required by applicable Law, (A) increase the compensation or benefits of any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries, except for (x) increases for non-officer employees in base salary in the ordinary course of business that do not exceed, for any such employee a 3% increase in any one (1) calendar year and (y) increases in compensation made in connection with non-officer employee promotions in the ordinary course and consistent with past practice, (B) adopt any new employee benefit plan or arrangement (including any arrangement that would be a Company Benefit Plan if it were in effect on the date hereof) or amend, modify or terminate any existing Company Benefit Plan, in each case, other than (agreements that are entered into in the ordinary course of business with newly hired employees that do not provide for severance benefits in excess of those provided for in the Company Severance Policy), (C) subject to section (A) of this clause (xiv), hire, engage, promote or terminate the employment or engagement of (other than for cause, death or disability) any officer, director, employee or other individual service provider who earns (or will earn or did earn) annual base compensation in excess of $200,000, (D) take any action to accelerate the vesting or payment, or the funding of any payment or benefit under, any Company Benefit Plan, (E) enter into, amend, extend or terminate any collective bargaining agreement or other Contract with a labor union or other employee representative body, or (F) change the terms of its participation in, or withdraw from, any Multiemployer Plan;
(xv)     make any material change in financial accounting methods, principles or practices of the Company or any of its Subsidiaries, except insofar as may be required by GAAP (or any authoritative interpretation or enforcement thereof), or applicable Law, in each case, as agreed to by the Company’s outside auditors;

(xvi)     authorize, commit to or make any capital expenditures in excess of 100% of the Company’s capital expenditure budget in effect on the date hereof allocable for each calendar quarter in the period beginning on the date of this Agreement and ending on the Effective Time (provided, that if the Effective Time does not occur prior to December 31, 2019, the capital expenditure budget for the period beginning on January 1, 2020 until the Effective Time shall be based on the same capital expenditure budget in effect on the date hereof), and in connection with the foregoing, the Company shall provide Parent with reasonable information on a monthly basis regarding the Company’s capital expenditures during such period;
(xvii)     enter into a new line of business that is material to the Company and its Subsidiaries taken as a whole;
(xviii)     other than in the ordinary course of business (A) make or change any material Tax election or adopt or change any material method of Tax accounting, (B) file any material amended Tax Return, (C) settle or compromise any audit, assessment or other proceeding relating to a material amount of Taxes, (D) agree to an extension or waiver of the statute of limitations with respect to material Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of any Law) with respect to any material Tax, or (F) surrender any right to claim a material Tax refund;
(xix)     (A) abandon, cancel, fail to renew or permit to lapse (i) any material Company Intellectual Property owned by, or purported to be owned by, the Company or (ii) any material in-licensed Intellectual Property to the extent that the Company or its Subsidiaries have the right to take or cause to be taken such action pursuant to the terms of the applicable Contract under which such Intellectual Property is licensed to the Company or its Subsidiaries or (B) sell, transfer, license or otherwise encumber (other than a Permitted Lien) any material Company Intellectual Property;
(xx)     license or otherwise dispose of the rights to use any Intellectual Property (other than customer agreements entered into in the ordinary course of business consistent with past practices) or disclose material trade secrets to a third party other than in the ordinary course of business pursuant to a non-disclosure or confidentiality agreement;
(xxi)     terminate, amend, renew, enter into or extend any Lease or waive any rights thereunder, or acquire any ownership interest in real property or enter into any Contracts to acquire any ownership interest in real property, in each case, with aggregate liabilities exceeding $1 million, individually, or $5 million, in the aggregate, per annum; or
(xxii)     agree to take or make any commitment to take any of the foregoing actions that are prohibited by this Section 5.1(b).
(c)     Notwithstanding anything else contained in this Section 5.1, the Company and its Subsidiaries may take commercially reasonable actions that would otherwise be prohibited by Sections 5.1(b)(viii) or (xvi) (or Section 5.1(b)(xxii) as it relates thereto) solely to the extent such action is necessary to prevent the occurrence of, or mitigate the existence of, emergency situations or as may be reasonably necessary to address (i) immediate risks to human health or (ii) material damage to the environment, material equipment or other material assets of the Company or any of its Subsidiaries, provided that the Company shall (x) if reasonably practicable, provide Parent with notice thereof and request Parent’s reasonable consent and cooperate in good faith in determining a response or (y) if not reasonably practicable, promptly inform Parent of any such actions; provided, further, that with respect to Section 5.1(b)(viii), that such Material Contract is entered into or amended on commercially reasonable terms, taking into account the circumstances under which it is agreed.

(d)     Nothing contained in this Agreement shall give Parent Holdco, Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or any of its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, subject to the terms of Section 5.1.
Section 5.2.     Acquisition Proposals.
(a)     During the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York time) on May 9, 2019 (such date and time, the “No-Shop Period Start Date”), the Company, its Subsidiaries and its and their respective Representatives shall have the right to (i) initiate, solicit and encourage any inquiries with respect to the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in and otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iii) cooperate with, assist, participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposal, including by granting a waiver, amendment or release under any pre-existing confidentiality, “standstill” or similar provision, and (iv) provide non-public information to any Person relating to the Company or any of its Subsidiaries with respect to an Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided, that the Company shall promptly (and in any event within twenty-four (24) hours) make available to Parent Holdco, Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided to any such Person or group of Persons which was not previously made available to Parent Holdco, Parent or Merger Sub.  The Company shall promptly notify Parent Holdco and Parent in writing of the identity of each Person or group of Persons (a “Go-Shop Party”) from whom the Company received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date (a “Go-Shop Acquisition Proposal”), which the Company Board has determined in good faith (after consultation with its financial advisor of nationally recognized reputation and outside legal counsel) that such Go-Shop Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, and the material terms and conditions of such Go-Shop Acquisition Proposal.

(b)     Except as permitted by this Section 5.2(b) and Section 5.2(c), from and after the No-Shop Period Start Date, the Company shall not, and shall cause its Subsidiaries not to, and shall use reasonable best efforts to cause its Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage any inquiries with respect to or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) enter into, continue, engage in or otherwise participate in any discussions or negotiations regarding, or knowingly cooperate in any way with or knowingly facilitate, an Acquisition Proposal or a proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than, in response to an unsolicited inquiry, to refer the inquiring Person to this Section 5.2), (iii) provide any non-public information to any Person relating to the Company or any of its Subsidiaries with respect to an Acquisition Proposal or a proposal or offer that would reasonably be expected to result in an Acquisition Proposal, (iv) enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement (other than an Acceptable Confidentiality Agreement) with respect to an Acquisition Proposal (an “Alternative Acquisition Agreement”), (v) waive, terminate, modify, fail to enforce or release any Person (other than Parent Holdco, Parent, Merger Sub or their respective Affiliates) under any “standstill” or similar agreement or obligation, or exempt any person (other than Parent Holdco, Parent, Merger Sub and their respective Affiliates) from the restrictions of Article 13 of the Company’s certificate of incorporation or similar provisions of any Takeover Statute or (vi) propose, resolve or agree to do any of the foregoing.  Except as permitted by Section 5.2(c), following the No-Shop Period Start Date, the Company shall, and shall cause its Subsidiaries and instruct its Representatives to, immediately terminate and cease all discussions and negotiations with any Person or group or its Representatives, including discussions and negotiations with Go-Shop Parties that were permitted pursuant to Section 5.2(a), that would be prohibited by this Section 5.2(b); provided, that notwithstanding the foregoing provision of this Section 5.2(b) to the contrary (but subject to the remaining provisions of this Section 5.2(b)), the Company may continue the actions permitted pursuant to Section 5.2(a), subject to the requirements of Section 5.2(f), with any Go-Shop Party until the earlier of (x) the time that such Go-Shop Party fails to constitute an Excluded Party and (y) 11:59 p.m. (New York time) on the day that is fifteen (15) days after the No-Shop Period Start Date (the earlier to occur of clauses (x) and (y) with respect to any Go-Shop Party or Excluded Party, the “Cut-off Time”).  Following the No-Shop Period Start Date (other than in respect of any Excluded Party), or in respect of any Excluded Party, following the Cut-off Time, the Company shall, and shall cause its Subsidiaries and shall instruct its Representatives to, immediately (A) cease providing any further non-public information with respect to the Company and its Subsidiaries or any Acquisition Proposal to any such Person or its Representatives and the Company shall request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any such Person (or such Person’s Representatives) with whom a confidentiality agreement was entered into at any time within the twelve (12) month period immediately preceding the date hereof and (B) terminate all access granted to any such Person and its Representatives to any physical or electronic data.  For the avoidance of doubt, following the No-Shop Period Start Date (other than in respect of any Excluded Party), or in respect of any Excluded Party, following the Cut-off Time, the Company shall cease to engage in the activities described in Section 5.2(a).  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in Section 5.2 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of Section 5.2 by the Company.
(c)     Notwithstanding anything to the contrary contained in Section 5.2(b) and without limiting Section 5.2(a), but subject to the requirements of Section 5.2(f), at any time following the date hereof and prior to the time the Stockholder Approval is obtained, if the Company receives a bona fide written Acquisition Proposal that did not result from a breach or deemed breach of this Section 5.2, the Company and its Representatives may (i) provide information with respect to the Company and its Subsidiaries to such Person or group of Persons (including their respective Representatives and prospective equity and debt financing sources) if the Company receives from such Person or group of Persons (or has received from such Person or group of Persons) an Acceptable Confidentiality Agreement; provided, that the Company shall make available to Parent Holdco, Parent and Merger Sub any material non‑public information concerning the Company or its Subsidiaries that is provided to any such Person or group of Persons which was not previously made available to Parent Holdco, Parent or Merger Sub prior to or at the same time as it is provided to such Person or group, and (ii) engage or participate in any discussions or negotiations with such Person or group of Persons (including their respective Representatives and prospective equity and debt financing sources) if, prior to taking any action described in clause (i) or (ii) above, the Company Board determines in good faith after consultation with its financial advisor of nationally recognized reputation and outside legal counsel that (x) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (y) that the failure to take the actions specified in clauses (i) and/or (ii) of this sentence with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties under applicable Law.  It is understood and agreed that any contacts, disclosures, discussions or negotiations made in compliance with this Section 5.2(c) shall not, in and of themselves, constitute a Change of Recommendation or otherwise constitute a basis for Parent Holdco, Parent or Merger Sub to terminate this Agreement pursuant to Section 7.4.

(d)     Except as set forth in this Section 5.2(d) or in Section 5.2(e), the Company Board (or a committee thereof) shall not (i) (A) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify, amend or modify), in each case in a manner adverse to Parent Holdco, Parent or Merger Sub, the Company Recommendation, (B) (1) (x) adopt or approve or (y) endorse or recommend or (2) propose publicly to adopt, endorse, approve or recommend, any Acquisition Proposal, (C) following the date on which any Acquisition Proposal or any material modification thereto is first made public or sent or given to the stockholders of the Company, fail to issue a press release publicly reaffirming the Company Recommendation within five (5) Business Days after a request by Parent Holdco or Parent to do so (or, if earlier, by the second (2nd) Business Day prior to the Termination Date), (D) fail to include the Company Recommendation in the Proxy Statement, or (E) publicly adopt, approve or recommend, or submit to the Company’s stockholders for approval or adoption, or publicly propose to adopt, approve or recommend, any Acquisition Proposal (any of the foregoing, a “Change of Recommendation”) or (ii) approve, authorize, cause or permit the Company or its Subsidiaries to enter into any Alternative Acquisition Agreement, or publicly propose to take any such action.  Notwithstanding the foregoing, prior to the time the Stockholder Approval is obtained, the Company Board may (x) effect a Change of Recommendation under clause (i)(A) or clause (i)(D) of the definition thereof in response to an Intervening Event, or (y) if the Company receives an Acquisition Proposal that did not result from a breach of this Section 5.2 that the Company Board concludes in good faith, after consultation with its financial advisor of nationally recognized reputation and outside legal counsel, constitutes a Superior Proposal, effect a Change of Recommendation under clauses (i)(A), (C) or (D) of the definition thereof (or, solely to the extent effected privately by the Company Board in connection with an action by the Company Board taken in connection with a Change or Recommendation effected under clauses (i)(A), (C) or (D), under clause (B)(1)(y) of the definition thereof) and/or terminate this Agreement pursuant to Section 7.3(a) in order to enter into an Alternative Acquisition Agreement providing for such Superior Proposal, and, in the case of either clause (x) or (y) of this sentence:
(i)     the Company Board shall have determined in good faith, after consultation with its financial advisor of nationally recognized reputation and outside legal counsel, that failure to make a Change of Recommendation would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law (any such determination, a “Withdrawal Determination”);
(ii)     the Company shall have provided prior written notice to Parent Holdco and Parent (a “Triggering Notice”), at least four (4) Business Days in advance, that it will effect a Change of Recommendation and/or terminate this Agreement pursuant to Section 7.3(a), which notice shall specify the basis for the Change of Recommendation and/or termination and, in the case of a Superior Proposal, the identity of the Person or group of Persons making such Superior Proposal, and the material terms thereof (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new Triggering Notice and a new two (2) Business Day period) and provide Parent Holdco and Parent with a copy of the documents required by clause (ii) of Section 5.2(f), to the extent not previously provided (including, for the avoidance of doubt, any agreements to be entered into in connection with the Superior Proposal) or describe the Intervening Event in writing in reasonable detail, as the case may be;

(iii)     after providing the Triggering Notice and prior to effecting such Change of Recommendation and/or terminating this Agreement pursuant to Section 7.3(a), the Company shall have caused its Representatives to negotiate with Parent Holdco, Parent and Merger Sub in good faith to permit Parent Holdco, Parent and Merger Sub (to the extent Parent Holdco, Parent and Merger Sub desire to negotiate) during such four (4) Business Day period to make such adjustments to the terms and conditions of this Agreement as would obviate the need for the Company to effect a Change of Recommendation and/or terminate this Agreement pursuant to Section 7.3(a);
(iv)     at the end of such four (4) Business Day period, and after taking into account any proposals (including any proposal to amend the terms of or the transactions contemplated by this Agreement) committed to in writing by Parent Holdco, Parent and Merger Sub since receipt of the Triggering Notice (the “Parent Proposal”), the Company Board has again made a Withdrawal Determination in response to such Superior Proposal or such Intervening Event (it being understood and agreed that if, in light of the Parent Proposal, the Company Board is no longer able to make a Withdrawal Determination with respect to such Superior Proposal or Intervening Event, then the Company, Parent Holdco, Parent and Merger Sub shall immediately enter into an amendment to this Agreement that incorporates the terms of such Parent Proposal); and
(v)     the Company is in compliance in all material respects with Section 5.2.
(e)     Nothing contained in this Section 5.2 or elsewhere in this Agreement shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under applicable Law or the NYSE, including taking and disclosing to its stockholders a position contemplated by Rule 14d‑9 or Rule 14e‑2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders); provided, that if such disclosure is a Change of Recommendation the Company shall comply with this Section 5.2; or (ii) making any “stop‑look‑and‑listen” communication to stockholders of the Company pursuant to Rule 14d‑9(f) under the Exchange Act (or any similar communications to stockholders of the Company); provided, that if such disclosure is a Change of Recommendation, the Company shall comply with this Section 5.2.

(f)     The Company shall promptly (but in no event more than twenty-four (24) hours after receipt thereof) notify Parent Holdco and Parent in writing of any Acquisition Proposal or any inquiry that would reasonably be expected to result in an Acquisition Proposal, the identity of the Person making any such Acquisition Proposal or inquiry and the material terms of any such Acquisition Proposal or inquiry.  The Company shall (i) keep Parent  reasonably informed on a reasonably current basis of the status including any change to the material terms of any such Acquisition Proposal or inquiry and (ii) provide to Parent Holdco and Parent as soon as practicable after receipt by the Company thereof with un-redacted copies of all offers, proposals, drafts and final versions (and any amendments thereto) of agreements and financing documents, including, in each case, schedules, exhibits and side letters thereto and any other documents or agreements referred to in or to be entered into in connection therewith, and material written correspondence, from any third party in connection with any Acquisition Proposal.
Section 5.3.     Proxy Statement.
(a)     As promptly as reasonably practicable after the date hereof (and in any event, within twenty (20) Business Days after the date hereof), the Company shall prepare and file with the SEC a preliminary proxy statement relating to the Stockholders Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”), and each of the Company and Parent Holdco shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents required by the Exchange Act in connection with the Merger and the other transactions contemplated hereby, and Parent Holdco and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement and any such other filings.  Subject to Section 5.2, the Proxy Statement shall include the Company Recommendation; provided, that if the Company Board shall have effected a Change of Recommendation in accordance with Section 5.2, then in submitting this Agreement to the Company’s stockholders, the Company Board may submit this Agreement to the Company’s stockholders without the Company Recommendation, in which event the Company Board may communicate the basis for its lack of recommendation to the Company’s stockholders in the Proxy Statement or an appropriate amendment thereof or supplement thereto.  Notwithstanding any Change of Recommendation, unless this Agreement shall have been terminated, the Company shall be nonetheless required to hold the Stockholders Meeting and submit this Agreement to the Company’s stockholders thereat.  Parent Holdco and the Company agree to provide or cause to be provided all information with respect to itself, its Affiliates and their respective Representatives as may be reasonably requested by the other party for inclusion in the Proxy Statement and any such other filings.  The Company shall include in the Proxy Statement (i) the Fairness Opinion, in its entirety, together with a summary thereof, and (ii) the information required by Section 262(d)(2) of the DGCL such that the Proxy Statement constitutes a notice of appraisal rights under Section 262(d)(2) of the DGCL.  The Company shall use reasonable best efforts to cause the Proxy Statement when filed to comply as to form, in all material respects, with the provisions of the Exchange Act, the rules and regulations promulgated thereunder and the rules of the NYSE.

(b)     The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing.  Each party shall as promptly as reasonably practicable notify the other parties of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall as promptly as reasonably practicable provide to the other party copies of all material written correspondence with the SEC with respect to the Proxy Statement.  The Company and Parent Holdco shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC and to make any amendments or filings as may be necessary in connection therewith.  The Company shall cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the tenth (10th) calendar day after the filing of the preliminary Proxy Statement, or if the SEC Staff advises that it has comments thereon, on the date on which the SEC staff advises that it has no further comments thereon.
(c)     Subject to applicable Law, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment thereof or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (unless and until a Change of Recommendation has occurred) provide Parent Holdco and Parent with an opportunity to review and comment on such document or response and shall consider in good faith including in such document or response comments reasonably proposed by Parent Holdco and Parent.
(d)     If prior to the Effective Time, any event occurs with respect to the Company or any of its Subsidiaries on the one hand, or Parent Holdco or any of its Subsidiaries, including Parent or the Merger Sub, on the other hand, or any change occurs with respect to other information supplied by any of the foregoing parties for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such applicable party shall promptly notify the other party of such event, and such applicable party shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.
Section 5.4.     Stockholders Meeting.  Within three (3) Business Days after the date hereof, the Company shall make the inquiry (e.g., the “broker search”) required by Rule 14a-13(a)(1) under the Exchange Act.  As soon as practicable following completion of the “broker search” required by the immediately preceding sentence, the Company shall establish a record date for a Stockholders Meeting.  The Company shall not change the record date or adjourn the Stockholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that if at any time the current record date for the Stockholders Meeting is not reasonably likely to satisfy the requirements of applicable Law, the certificate of organization or bylaws of the Company, the Company shall, in consultation with Parent Holdco, set a new record date.  Unless there has been a Change of Recommendation, the Company shall, through the Company Board, recommend to its stockholders that they give the Stockholder Approval.  Unless there has been a Change of Recommendation, the Company shall use its reasonable best efforts to, following clearance of the Proxy Statement, (i) solicit from its stockholders proxies in favor of adopting this Agreement and (ii) secure the Stockholder Approval.  Subject to Section 5.2, the Company shall take, in accordance with applicable Law and its certificate of incorporation and bylaws, all reasonable action necessary to duly call, convene and hold a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement (not sooner than twenty (20) Business Days and in any event within thirty-five (35) days following such mailing) to consider and vote upon the adoption of this Agreement; provided, that the Company may postpone or adjourn to a later date the Stockholders Meeting (i) with the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined, after consultation with outside legal counsel, in good faith is required to be filed and disseminated under applicable Law, (iii) if there are insufficient Shares represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting, (iv) if the Company has not received proxies representing a sufficient number of shares of Common Stock to adopt this Agreement, (v) if required by applicable Law, or (vi) if, in the good faith judgment of the Company Board (after consultation with outside legal counsel), the failure to do so would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law; provided, that any such postponement or adjournment shall not, in the aggregate, exceed twenty (20) days, except as required by applicable Law or by the Company’s certificate of incorporation or bylaws.  Without the prior written consent of Parent, the adoption of this Agreement and the approval of the Merger shall be the only matter (other than (x) procedural matters and (y) an advisory vote with respect to golden parachute compensation arrangements in accordance with applicable federal securities laws) which the Company shall propose to be acted on at the Stockholders Meeting.  The Company shall, upon the request of Parent, advise Parent at least on a daily basis on each of the last five (5) Business Days prior to the scheduled date of the Stockholders Meeting as to the aggregate tally of affirmative proxies received by the Company.

Section 5.5.     Reasonable Best Efforts; Filings; Other Actions.
(a)     Subject to the terms and conditions set forth in this Agreement, the Company, Parent Holdco, Parent and Merger Sub shall use their reasonable best efforts to promptly take, or to cause to be taken, any and all actions, and to do, or to cause to be done, and to assist and cooperate with the other in doing and, in the case of Parent Holdco, to cause Parent, Merger Sub and their respective Subsidiaries to cooperate as necessary or appropriate with the other parties and to do, all things necessary, proper or advisable under this Agreement or applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including to (i) use their respective reasonable best efforts to obtain from any Governmental Entities and any third parties any actions, non-actions, clearances, waivers, consents, approvals, expirations or terminations of waiting periods, permits or orders required to be obtained by the Company, Parent Holdco, Parent, Merger Sub or their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (ii) make all registrations, filings, notifications or submissions which are necessary or advisable with respect to this Agreement and the Merger under (A) any applicable federal or state securities Law, (B) the HSR Act, and (C) any other applicable Law, (iii) defend against any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby, and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby; provided, that in no event shall Parent Holdco, Parent, the Company or any of their respective Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger under any Contract.

(b)     In furtherance and not in limitation of the other provisions of this Section 5.5, Parent Holdco, Parent and the Company each agrees to make, or cause to be made, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable (and in any event within ten (10) Business Days) after the date hereof (unless a later date is mutually agreed between the parties hereto), and each party hereto agrees to supply, or cause to be supplied, as promptly as reasonably practicable any additional information and material that may be requested by a Governmental Entity pursuant to any Regulatory Law, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods, consents or approvals under the HSR Act as promptly as possible after the date of this Agreement.  In furtherance and not in limitation of the foregoing, the parties hereto shall request and use reasonable best efforts to obtain early termination of the waiting period under the HSR Act, and no party shall agree to extend any waiting period under any Regulatory Law applicable to or commit not to consummate any of the transactions contemplated by this Agreement without the prior written consent of all other parties.  Subject to this Section 5.5, in the event that the parties receive any request for additional information and documentary material pursuant to the HSR Act, the parties will use their respective reasonable best efforts to submit an appropriate response to, and certify compliance with, such request as promptly as practicable.
(c)     In furtherance and not in limitation of the other provisions of this Section 5.5, and except as otherwise set forth in more specificity below, the Company, Parent Holdco, Parent and Merger Sub shall each, and the Company and Parent Holdco shall cause each of their respective Subsidiaries to, use reasonable best efforts to take any and all actions necessary to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Regulatory Law, subject to the limitations set forth herein.  If any Action, including any Action by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated hereby as violative of any Regulatory Law, the Company, Parent Holdco, Parent and Merger Sub shall each cooperate, and the Company and Parent Holdco shall cause each of their respective Subsidiaries to cooperate, in all respects and use its respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by pursuing all reasonable avenues of administrative and judicial appeal, but shall not be required to agree to any Action, Order or settlement that would be a Significant Limitation.  In addition, Parent Holdco, Parent and the Company shall defend through litigation on the merits any claim asserted in court or before a Governmental Entity by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing, in each case, prior to the Termination Date; provided, that such litigation shall in no way limit the obligations of Parent Holdco, Parent, Merger Sub or the Company to use their reasonable best efforts to, and to take any and all steps necessary to, eliminate each and every impediment under any Regulatory Law to consummate the transactions contemplated hereby as promptly as possible and in any event prior to the Termination Date.  In furtherance and not in limitation of the foregoing, each party hereto shall use reasonable best efforts to propose, negotiate, commit to and effect, by agreement, consent decree or otherwise, behavioral limitations, conduct restrictions or conduct commitments, including the creation, change, modification or termination of business relationships, contractual rights, course of conduct or related conduct obligations or the business relationships with customers and/or suppliers, including any behavioral or conduct action that limits the freedom of action (collectively, “Conduct Remedies”; and, for the avoidance of doubt, the term “Conduct Remedies” excludes any Divestiture Action) with respect to any assets, properties, businesses, services, products, operations or product lines of the Company or any of its Subsidiaries, in each case as may be required in order to (x) obtain approvals from any Governmental Entities or expiration or termination of waiting periods under any applicable Regulatory Law and (y) avoid the entry of, or the commencement of litigation seeking the entry of, or to effect the dissolution of, any Order which would otherwise have the effect of preventing the Closing, materially delaying the Closing or delaying the Closing beyond the Termination Date.  Notwithstanding anything in this Agreement to the contrary, in no event shall the Parent Holdco or its Subsidiaries or the Company or its Subsidiaries:  (A) be obligated to agree to any Conduct Remedies with respect to the businesses of the Company and its Subsidiaries, if the effect of such Conduct Remedies would or would reasonably be expected to be material and adverse, on the Company and its Subsidiaries, taken as a whole (a “Significant Limitation”); (B) be obligated (i) to agree to Conduct Remedies with respect to any of the assets, properties, businesses, services, products, operations or product lines of any member of the Parent Group, or (ii) to propose, negotiate, commit to, effect or agree to, by consent decree, hold separate order or otherwise, any Divestiture Action, with respect to any member of any of the Parent Group or the Company Group;  or (C) be required to take or commit to take any such action, or agree to any such condition or restriction unless such action, commitment, agreement, condition or restriction is conditioned upon the consummation of the Merger and binding on the Company or Parent, Parent Holdco and Merger Sub only if and when the Closing occurs.

(d)     In furtherance and not in limitation of this Section 5.5, each of the Company, its Subsidiaries, Parent Holdco, Parent and Merger Sub shall (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith the comments of the other parties; (ii) subject to any restrictions under any Regulatory Law, promptly notify each other of any communication received by such party from, or given by such party to, any Governmental Entity with respect to this Agreement and promptly provide copies to the other party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated by this Agreement, (iii) discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with, any proposed communication that it gives to any Governmental Entity or other Person; (iv) unless required by applicable Law, not agree to participate in any meeting, telephone call, or conference with any Governmental Entity in respect of any filing, investigation or other inquiry with respect to this Agreement and the transactions and other agreements contemplated hereby unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat, (v) subject to any restrictions under any Regulatory Law, furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of its staff on the other hand, with respect to this Agreement and the transactions and other agreements contemplated hereby (excluding any documents and communications which are subject to the attorney-client privilege or other privilege or trade secret protection or the work product doctrine), (vi) furnish the other parties with such necessary information and reasonable assistance as such other parties and their Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entity in connection with this Agreement and the transactions and other agreements contemplated hereby and thereby, including any filings necessary or appropriate under the provisions of any Regulatory Law, (vii) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as practicable any additional information or documentation that may be requested by, any Governmental Entity related to this Agreement or the Merger and the other transactions contemplated hereby, and (viii) act in good faith and reasonably cooperate with the other party in connection with the provisions set forth in this Section 5.5 and resolving any investigation or other inquiry or Action by any Governmental Entity or Person under any applicable Regulatory Law with respect to this Agreement, the Merger or the transactions contemplated hereby; provided, that the materials required to be provided pursuant to the foregoing clauses of this paragraph may be redacted (A) to remove references concerning the valuation of the Company or valuation proposals by Parent Holdco or Parent, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that any party may reasonably designate materials provided under this Section 5.5(d) as “Outside Antitrust Counsel Only Material.”
(e)     Neither Parent Holdco nor any of its Subsidiaries, nor the Company nor any of its Subsidiaries, shall, or shall agree to, acquire, whether by merging with or into, consolidating with, purchasing all or a portion of the assets of or all or a portion of the equity in, or otherwise, any business or corporation, partnership, or other business organization or division thereof or other Person, or dissolve, merge or consolidate with any other Person, or engage in any business combination transaction or sale, whether by merging with or into, consolidating with, or selling all or a portion of its or its Subsidiaries’ assets or equity to, any other Person, or take any other action, including entering into, or agreeing to enter into, any license, joint venture or other agreement or transaction, which would reasonably be expected to, individually or in the aggregate, (i) impose a material delay in the obtaining of, or increase the risk of not obtaining, the expiration, termination or waiver of any applicable waiting period or any consent, approval, permit, ruling, authorization, clearance or other approval pursuant to the Regulatory Laws necessary to consummate the transactions contemplated hereby, (ii) increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby, including the Merger, (iii) increase the risk of not being able to remove any such Order on appeal or otherwise, (iv) materially delay, impair, impede, hinder, adversely affect or prevent the consummation of the transactions contemplated hereby, including the Merger or (v) cause any of the conditions set forth in Article VI to fail to be satisfied or materially delay, impair, impede, hinder, adversely affect or prevent the ability of Parent Holdco, the Company and their respective Subsidiaries to perform their respective obligations under this Agreement.

(f)     The parties shall cooperate to submit a draft joint voluntary notice to CFIUS with respect to the transactions contemplated by this Agreement (the “Draft CFIUS Filing”) as soon as practicable after the date of this Agreement (and in any event the parties will use reasonable best efforts to make such filing within fifteen (15) Business Days after the date hereof or as promptly as practicable thereafter, and subject to the Company providing all required information for such filing).  After receipt of confirmation that CFIUS has no further comments or inquiries related to the Draft CFIUS Filing, the parties shall promptly submit a formal joint voluntary notice to CFIUS with respect to the transactions contemplated by this Agreement (the “CFIUS Filing”).  The parties shall use their reasonable best efforts to comply at the earliest practicable time, and in any event no later than required by CFIUS or any CFIUS member agency, with any request for additional information, documents or other materials, and will use their best efforts to cooperate with each other in connection with both the Draft CFIUS Filing and the CFIUS Filing and in connection with resolving any investigation or other inquiry of CFIUS or any CFIUS member agency.  The parties shall each use their best efforts to promptly inform the other party of any oral communication with, and provide copies of written communications with, CFIUS or any CFIUS member agency regarding any such filings; provided, that no party shall be required to share communications containing its confidential business information if such confidential information is unrelated to the transactions contemplated by this Agreement.  The parties shall undertake reasonable best efforts to promptly take, or cause to be taken, all action, and do, or cause to be done all things necessary or advisable to obtain CFIUS Approval as soon as practicable, and in any event prior to the Termination Date, including, but not limited to, executing a letter of assurance or entering into another form of mitigation agreement with CFIUS or CFIUS member agencies on terms, conditions, or measures sought by CFIUS, provided, however, that no party shall be required to take or agree to take any undertaking that is not conditioned on the consummation of the transactions contemplated by this Agreement.  Notwithstanding the foregoing or anything else to the contrary in this Agreement, in no event shall any of Parent Holdco, Parent, Merger Sub, the Company or their respective Subsidiaries or Affiliates be required to take any of the following actions to fulfill its obligations under this Section 5.5(f): (1) (i) proposing, negotiating, committing to, effecting or agreeing to, by consent decree, hold separate order or otherwise, (A) a Divestiture Action of any member of the Company Group, on the one hand, or the Parent Group, on the other hand, (B) taking any Conduct Remedies in respect of the Company and its Subsidiaries that would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or (C) taking any Conduct Remedies in respect of Parent Holdco and its Subsidiaries that would reasonably be expected to have a Material Adverse Effect on Parent Holdco and its Subsidiaries, taken as a whole, or (ii) defending, through litigation, any Action asserted by any Person in any court before any Governmental Entity or other Person in order to avoid entry of, or to have vacated or terminated, any decree, Order or judgment (whether temporary, preliminary or permanent) with respect to CFIUS Approval or a Deemed CFIUS Order that would restrain or prevent the Closing by the Termination Date.
(g)     The parties shall cooperate to jointly assemble all information necessary to notify the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”) of the transactions contemplated by the Agreement and provide all information prescribed by 22 C.F.R. § 122.4(c), and by published guidance provided by DDTC (the “DDTC Notice”).  The parties shall submit the DDTC Notice at least sixty (60) days prior to the Closing Date, and as soon as practicable after the date of this Agreement (and in any event the parties shall use reasonable best efforts to make such filing within fifteen (15) Business Days after the date hereof, subject to the Company providing all required information for such filing).  The parties shall use their best efforts to promptly inform the other party of any oral communications with, and provide copies of written communications with, DDTC; provided, that no party shall be required to share communications containing its confidential business information if such confidential information is unrelated to the transactions contemplated by this Agreement.  In addition, the parties shall undertake best efforts to act promptly and cooperatively in providing all information required to amend existing licenses and/or agreements (issued by any Governmental Entity), and to obtain all required approvals pertaining to import and export of the products or services of the Company and its Subsidiaries.

(h)     During the period from the date hereof until the Effective Time (or such earlier date on which this Agreement may be terminated), except (a) as required by applicable Law, or (b) as expressly contemplated by this Agreement, neither Parent Holdco nor the Company shall, and shall not permit any of their respective Affiliates (including Parent and Merger Sub) to, take any action or fail to take any action which is intended to or which would reasonably be expected to, individually or in the aggregate, materially prevent or delay or impede the ability of any of the parties hereto to obtain any necessary approvals or clearances of any Governmental Entity required for the transactions contemplated hereby, to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or otherwise prevent or delay or impede the consummation of the Merger or the other transactions contemplated hereby.
Section 5.6.     Access and Reports; Cooperation.
(a)     Subject to applicable Law, from and after the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause its Subsidiaries to, afford to Parent Holdco, Parent, Merger Sub and their respective Representatives reasonable access, during normal business hours, to its officers, employees, properties, offices and other facilities, books, Contracts and records; provided, that (i) the foregoing shall not require the Company or any of its Subsidiaries to permit access to (A) any information that is subject to attorney‑client privilege or other privilege or trade secret protection or the work product doctrine, (B) any information that in the reasonable opinion of the Company (after consulting outside counsel) would violate any applicable Law, (C) such documents or information that are reasonably pertinent to any Action between the Company and its Affiliates, on the one hand, and Parent Holdco and its Affiliates, on the other hand, (D) any information related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other third parties relating to any competing or alternative transactions (including Acquisition Proposals) and the actions of the Company Board (or any committee thereof) with respect to any of the foregoing, whether prior to or after execution of this Agreement, or (E) any information related to a Change of Recommendation or the actions of the Company Board (or any committee thereof) with respect thereto, and (ii) any such investigation shall be conducted in such a manner as not to interfere with the normal business or operations of the Company or its Subsidiaries or otherwise result in any undue burden with respect to the prompt and timely discharge by employees of the Company or its Subsidiaries of their normal duties and Parent Holdco and Parent shall use its commercially reasonable efforts to minimize to the extent reasonably practicable any disruption to the businesses of the Company that may result from any such requests for access.  In addition, the Company, its Subsidiaries and Parent Holdco and Parent shall cooperate in good faith to arrange for, as reasonably agreed by Parent and the Company, communication strategies for, and joint meetings of the Company and Parent Holdco and Parent with, the Company’s customers, suppliers, employees and unions; provided, that such meetings do not unreasonably interfere with the operations of the Company and its Subsidiaries.  Each of Parent Holdco, Parent and the Company, as each deems advisable and necessary, may reasonably designate commercially sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions, and such materials and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties.  The Company and Parent Holdco shall reasonably cooperate in good faith, and shall use their commercially reasonable efforts to, obtain any consents or give any notices that would be reasonably required under any Contracts of the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement.  Nothing in this Section 5.6 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information.  Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures, policies and insurance requirements and will not include the right to sample soil, sediment, groundwater, surface water, air or building materials prior to the Effective Time without the Company’s prior written consent.

(b)     Each of Parent Holdco, Parent and Merger Sub shall, and shall cause their respective Representatives and Affiliates to, hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent Holdco, Parent or Merger Sub or their respective Representatives in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated as of February 15, 2019, by and between the Company and Parent Holdco (the “Confidentiality Agreement”) as if all such documents and information were Evaluation Material (as defined in the Confidentiality Agreement), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms until the Effective Time and shall apply to Parent and Merger Sub as if they were direct parties thereto.
Section 5.7.     Publicity; Communications.  The initial press release regarding the Merger shall be a joint press release by the Company and Parent Holdco and thereafter (unless and until a Change of Recommendation has occurred or in connection with the matters described in Section 5.2) each party shall consult with the other parties prior to issuing any press releases or otherwise making public announcements, statements or filings (including internal communications to employees) with respect to the Merger or any of the other transactions contemplated by this Agreement, except as may be required by Law or by the applicable rules of any stock exchange (in which case, such party shall, to the extent practicable, use commercially reasonable efforts to consult with the other parties before issuing such press release or making such public announcement or filing); provided, however, that notwithstanding the foregoing, the Company will not be obligated to engage in such consultation with respect to the substantive matters contained in repeat disclosures already made.
Section 5.8.     Employee Benefits.
(a)     Prior to the Closing Date, the compensation and benefit arrangements of the Company and its Subsidiaries in effect on the date hereof shall continue in accordance with their terms. For the period from the Closing Date until September 30, 2019 (assuming the Closing Date occurs prior to September 30, 2019) or, if shorter, the applicable Continuing Employee’s period of employment, Parent Holdco shall, or shall cause its applicable Subsidiary to, provide each employee of the Company and its Subsidiaries who continues in employment with Parent Holdco, the Surviving Corporation or their Subsidiaries following the Effective Time (collectively, the “Continuing Employees”) with a base salary or regular hourly wage (whichever is applicable) no lower than that in effect for the applicable Continuing Employee as of immediately prior to the Effective Time and, for such period, Continuing Employees shall continue to participate in the Company’s short-term cash incentive programs in which they participated immediately prior to the Effective Time.  For the avoidance of doubt, Company Equity Awards that were granted prior to the date of this Agreement and that are outstanding as of the Closing Date shall be treated as provided in Section 2.8.  For the period beginning on the Closing Date and ending on September 30, 2020, (or, if shorter, the applicable Continuing Employee’s period of employment) (the “Continuation Period”), Parent Holdco shall, or shall cause its applicable Subsidiary to, (i) provide each Continuing Employee with (A) a base salary or regular hourly wage (whichever is applicable) and annual cash incentive opportunity that is, in each case, no lower than that in effect for the applicable Continuing Employee as of immediately prior to the Effective Time, which cash incentive opportunity shall be earned based on the achievement of performance goals approved by Parent after consultation with management.  For those Continuing Employees who were granted annual long-term equity incentive awards by the Company prior to the date of this Agreement, the annual incentive opportunity will be increased and/or a long-term cash incentive opportunity will be granted, in either case, to reflect that the Continuing Employee will not be granted long-term equity incentive opportunities following the Closing Date.  In addition, until the end of the Continuation Period, Parent Holdco shall, or shall cause its applicable Subsidiary to, provide the Continuing Employees with other employee benefits (other than any equity-based, change in control, retention, defined benefit pension, retiree medical or similar benefits (the “Excluded Benefits”)) that are no less favorable in the aggregate than the employee benefits (other than Excluded Benefits) provided to the Continuing Employees as of immediately prior to the Effective Time.  Not later than October 31, 2019 (or thirty (30) days after the Closing Date, if later), the Surviving Corporation shall pay each Continuing Employee who is then employed and a participant in a Company annual bonus plan an amount equal to the individuals’ pro-rata annual bonus for 2019 (based on the period employed during 2019 prior to September 30, 2019 or, if later, the Closing Date). The Surviving Corporation shall automatically assume the Company Benefit Plans and shall perform the obligations of the Company thereunder in accordance with the terms and conditions thereof.  In the event of any conflict between the terms of this Section 5.8 and any applicable collective bargaining agreement, the terms of the collective bargaining agreement shall prevail.

(b)     Without limiting the generality of the foregoing, during the Continuation Period, the Surviving Corporation shall provide each Continuing Employee whose employment is terminated by Parent Holdco or one of its Subsidiaries without cause with severance in amounts and on terms and conditions set forth in Section 5.8(a) of the Company Disclosure Schedule (the “Company Severance Policy”).
(c)     Parent Holdco will cause any employee benefit plans of Parent Holdco and its Subsidiaries in which the Continuing Employees are entitled to participate after the Closing Date to take into account for purposes of eligibility, vesting and benefit accruals service prior to the Effective Time by such employees to the Company and its Subsidiaries (and any predecessors) as if such service was with Parent Holdco or its Subsidiaries; provided, that no service shall be credited for purposes of any Excluded Benefits or to the extent it would result in duplication of benefits.
(d)     With respect to any employee benefit plans maintained by Parent Holdco and its Subsidiaries for the benefit of the Continuing Employees following the Closing Date, Parent Holdco shall, and shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to (i) waive any eligibility requirements or pre-existing condition limitations or waiting period requirements with respect to any such plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee to the same extent waived under the analogous Company Benefit Plan prior to the Closing Date, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to any eligible expenses paid by such employees during the calendar year in which the Effective Time occurs (or such plan year in which a Continuing Employee commences participation in any new plan of the Surviving Corporation and its Subsidiaries) under any analogous Company Benefit Plans.
(e)     Nothing in this Agreement shall confer upon any Continuing Employee or other service provider any right to continue in the employ or service of Parent Holdco, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, or shall interfere with or restrict in any way the rights of Parent Holdco, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee or other service provider at any time for any reason whatsoever, with or without cause.  In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other employee benefit plan, program, agreement or arrangement maintained or sponsored by Parent Holdco, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, or (ii) alter or limit the ability of Parent Holdco, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any Company Benefit Plan or any other employee benefit plan, program, agreement or arrangement in accordance with its terms after the Closing Date.  Nothing in this Section 5.8 shall create any third party beneficiary rights in any Continuing Employee or current or former service provider of the Company or any of its Subsidiaries or Affiliates (or any beneficiaries or dependents thereof).
Section 5.9.     Expenses; Transfer Taxes.
(a)     Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that (i) all filing fees under the HSR Act shall be borne by Parent Holdco and (ii) if this Agreement is terminated (1) pursuant to Section 7.2(c), only in connection with any Order by a Governmental Entity with respect to the HSR Act, (2) pursuant to Section 7.2(a) and, at (A) the time of such termination, the conditions set forth in Section 6.1(b)(i) or Section 6.1(c) shall not have been satisfied (with regard to the condition in Section 6.1(c), as a result of a Law or Order under the HSR Act), (B) the failure of one or more conditions set forth in Section 6.1(b)(i) or Section 6.1(c) to be satisfied is not primarily caused by any breach of Section 5.5 of this Agreement by any member of the Company Group and (C) all of the other conditions to the obligations of Parent Holdco, Parent and Merger Sub to consummate the Merger set forth in this Agreement (other than Section 6.1(b)(i) or Section 6.1(c)) have been satisfied or waived (and, in the case of those conditions that by their terms are to be satisfied at the Closing, such conditions would be satisfied if the Closing were then to occur), then all out-of-pocket legal fees, costs and expenses incurred by the Company from and after the date on which the parties receive a “request for additional information or documentary material” from the Federal Trade Commission or Department of Justice, Antitrust Division, as applicable, pursuant to the HSR Act (a “Second Request”) incurred pursuant to Section 5.5(a) - Section 5.5(d) solely in connection with such Second Request through the date of the termination of this Agreement shall be reimbursed by Parent Holdco in an aggregate amount not to exceed $5 million.

(b)     Except as otherwise provided in Section 2.7(b)(i), all transfer, documentary, sales, use, stamp, registration and other such Taxes imposed with respect to the transfer of Shares pursuant to the Merger shall be borne by the Surviving Corporation.
Section 5.10.     Indemnification; Directors’ and Officers’ Insurance.
(a)     From and after the Effective Time, Parent Holdco shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law, each present and former director, officer and employee of the Company, including any employee who serves as a fiduciary of a Company Benefit Plan (collectively, together with such Person’s heirs, executors or administrators, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative, arising out of, related to or in connection with any action or omission occurring or alleged to have occurred whether prior to or at the Effective Time (including in connection with such Indemnified Parties’ service as a director, officer, employee or other fiduciary of the Company or any of its Subsidiaries or services performed by such Persons at the request of or for the benefit of the Company or its Subsidiaries), whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification, exculpation or advancement right of any Indemnified Party.  Without limiting the foregoing, for a period of six (6) years from and after the Effective Time, the Charter and the Bylaws of the Surviving Corporation shall contain provisions no less favorable to the Indemnified Parties with respect to indemnification, exculpation from liabilities and rights to advancement of expenses than those set forth as of the date of this Agreement in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any Indemnified Party.  In addition, from and after the Effective Time, Parent Holdco shall, and shall cause the Surviving Corporation to, advance costs and expenses (including attorneys’ fees) as incurred by any Indemnified Party promptly (and in any event within ten (10) days) after receipt by the Surviving Corporation or Parent Holdco of a request for such advance to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an unsecured undertaking to repay such advances if it is ultimately determined (after exhausting all available appeals) that such Person is not entitled to indemnification.

(b)     Prior to the Effective Time, the Company shall obtain and fully pre-pay the premium for (and, following the Effective Time, the Surviving Corporation shall, and Parent Holdco and Parent shall cause the Surviving Corporation to, maintain with reputable and financially sound carriers) the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period (whichever is greater) of six (6) years from and after the Effective Time with respect to any claim arising from facts or events that existed or occurred at or prior to the Effective Time with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies in effect on the date hereof.  If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent Holdco and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent Holdco and Parent shall cause the Surviving Corporation to, purchase comparable insurance as the D&O Insurance for such six‑year period with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies as of the date hereof.  Notwithstanding the foregoing, (A) in no event shall the Company or the Surviving Corporation be required to expend for any such policies pursuant to this Section 5.10(b) an annual premium amount in excess of 250% of the aggregate of the annual premiums paid by the Company as of immediately prior to the Effective Time for such insurance, and (B) if the annual premiums of such insurance coverage exceed such maximum amount, the Company or the Surviving Corporation shall obtain a policy with the greatest coverage available for such maximum amount.
(c)     If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, in each such case, proper provisions shall be made so that such surviving or acquiring Person(s), as the case may be, shall assume all of the obligations set forth in this Section 5.10.
(d)     The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.
(e)     The rights of the Indemnified Parties under this Section 5.10 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws or comparable governing documents of the Company or any of its Subsidiaries, under any applicable Contracts existing on the date hereof, copies of which have been provided to Parent, or Laws.  All rights to indemnification, exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party (whether asserted or claimed prior to, at, or after the Effective Time) as provided in the certificate of incorporation or bylaws or comparable governing documents of the Company or any of its Subsidiaries or any Contract between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect (and shall be so maintained) and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or any Indemnified Party, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.11.     Section 16 Matters.  Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause any dispositions of equity securities (including derivative securities) of the Company in connection with this Agreement and the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.12.     Transaction Litigation.  The Company shall give prompt notice to Parent Holdco and Parent, and Parent Holdco and Parent shall give prompt notice to the Company, in each case, within two (2) Business Days, of any Actions commenced against such party or any of its Affiliates or Representatives in connection with, arising from or relating to this Agreement or the transactions contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep the other party promptly and reasonably informed with respect to the status thereof.  Parent Holdco and Parent shall have the right to participate in the defense, settlement or prosecution of any Transaction Litigation and the Company shall consult with Parent Holdco and Parent with respect to the defense, settlement and prosecution of any Transaction Litigation.  For purposes of this Section 5.12, “participate” means that (i) the Company shall provide Parent Holdco and Parent (and their outside counsel) an opportunity to review and to propose comments to all filings or responses to be made by the Company in connection with any Transaction Litigation commenced, or to the Knowledge of the Company, threatened in writing, (ii) the Company will keep Parent Holdco and Parent reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and (iii) the Company shall consider in good faith any comments or suggestions of Parent Holdco and Parent with respect to such Transaction Litigation.  The Company shall not settle or compromise any Transaction Litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), except (i) to the extent such settlement is fully covered by the Company’s insurance policies (other than any applicable deductible) or (ii) such settlement relates solely to the provision of additional disclosure in the Proxy Statement, but in each case only if such settlement would not result in the imposition of any restriction on the business or operations of the Company or any of its Affiliates.
Section 5.13.     State Takeover Statutes.  The Company and the Company Board and Parent and the Parent Board shall (a) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to the Merger, and (b) if any Takeover Statute becomes applicable to the Merger, take all reasonable action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger.  For purposes of this Agreement, “Takeover Statute” shall mean a “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or regulation enacted under the Laws applicable to the Company or similar provision in the Company’s organizational documents.

Section 5.14.   Obligations of Merger Sub, the Surviving Corporation, Parent Holdco, Parent.  Parent Holdco shall take all actions necessary to cause Parent and Merger Sub and, after the Effective Time, the Surviving Corporation to, in each case, perform their respective obligations under this Agreement.  Parent Holdco, Parent and Merger Sub will be jointly and severally liable for (i) the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement and (ii) any breach of any representation or warranty contained in this Agreement.  Parent Holdco may exercise, on behalf of Parent, all rights of Parent under this Agreement.
Section 5.15.   Other Investors.  Prior to the Effective Time, without the prior written consent of the Company, Parent Holdco shall not permit or agree to permit any Person who holds Shares to rollover (or reinvest the Merger Consideration with respect to (or other proceeds from the sale of) such Shares) for any equity interests (or rights to obtain any equity interests) in Parent Holdco or any of its direct or indirect Subsidiaries.
Section 5.16.   Stock Exchange De-listing.  Prior to the Effective Time, the Company shall cooperate with Parent Holdco and Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Company of the Shares from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting.
Section 5.17.   Payoff Letters; Notice of Company Cash and Company Indebtedness.  At least four (4) Business Days prior to the Effective Time, the Company shall deliver to Parent customary payoff letters (in a form reasonably satisfactory to Parent) in respect of (i) the Existing Credit Facilities and (ii) any Specified Indebtedness, which payoff letters will contain customary provisions (i) reflecting the amounts required in order to pay in full all such indebtedness as of the Closing and (ii) providing that, upon payment in full of such amounts, all such indebtedness shall be satisfied in full, all agreements relating to such indebtedness shall be terminated and of no further force and effect and any related Liens with respect to the assets of the Company or its Subsidiaries shall be terminated and released.  During the period that is fifteen (15) Business Days prior to the Effective Time until the date that is five (5) Business Days prior to the Effective Time the Company shall use commercially reasonable efforts to repay, all or a portion of the existing Company Indebtedness from excess cash on hand, in consultation with Parent Holdco and Parent.  Beginning on the fifth (5th) Business Day prior to the Closing Date and continuing through the Closing Date, the Company shall deliver to Parent on each Business Day a good faith estimate of the aggregate of the cash and cash equivalents of the Company and its Subsidiaries and the Company Indebtedness in respect of the immediately preceding Business Day.  Concurrently with the Effective Time, Parent Holdco will, or will cause Parent or the Company to, repay and discharge (or including, as may be necessary, by providing any additional funds to the Company to repay and discharge) such Company Indebtedness in accordance with the Payoff Letter.

Section 5.18.   Parent Vote.  Promptly following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving and adopting this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL.
Section 5.19.   Notification of Certain Matters.  At any time after the date hereof, each of Parent Holdco and the Company shall give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice)  if: (a) with respect to the Company, any fact, event or circumstance occurs or exists that has had or would reasonably be expected to result in a Company Material Adverse Effect, (b) with respect to Parent Holdco, Parent or Merger Sub, any fact, event or circumstance occurs or exists that has had or would reasonably be expected to result in a Parent Material Adverse Effect or (c) any fact, event or circumstance occurs or exists that is reasonably likely to result in any of the conditions set forth in Article VI not being able to be satisfied prior to the Termination Date.  No notice by any party pursuant to this Section 5.19 shall (x) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement or (y) be deemed to amend or supplement the Company Disclosure Schedule or the Parent Disclosure Schedule or constitute an exception to any representation or warranty.
Section 5.20.   Financing.  Parent Holdco, Parent and Merger Sub acknowledge and agree that obtaining the Debt Financing (or any other debt or equity financing in lieu thereof) is not a condition to the Closing.  In the event that the Debt Financing has not been obtained, Parent Holdco, Parent and Merger Sub shall continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in this Agreement, to consummate the transactions contemplated by this Agreement.
ARTICLE VI

CONDITIONS
Section 6.1.     Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger are subject to the satisfaction (or waiver in writing by Parent Holdco, Parent and the Company, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:
(a)     Stockholder Approval.  The Company shall have obtained the Stockholder Approval.
(b)     Regulatory Approvals.  (i) Any and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated, (ii) the CFIUS Approval shall have been obtained and (iii) sixty (60) days shall have passed after the parties notified DDTC of the transactions contemplated by this Agreement and the Company’s registration under the International Traffic and Arms Regulations shall not have been revoked or otherwise failed to be renewed in response to such DDTC Notice due to concerns arising from the Merger or the identity of Parent Holdco, Parent or Merger Sub.

(c)     Orders.  No court of competent jurisdiction or Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and that restrains, enjoins or otherwise prohibits the consummation of the Merger.
Section 6.2.     Conditions to Obligations of Parent Holdco, Parent and Merger Sub.  The respective obligations of Parent Holdco, Parent and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver in writing by Parent Holdco and Parent, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:
(a)     Representations and Warranties.  (i) Other than the representations and warranties set forth in Section 3.1 (first sentence only), Section 3.3(a), Section 3.3(b), Section 3.4, Section 3.20 and Section 3.21, the representations and warranties of the Company contained in Article III shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the term “Company Material Adverse Effect”, except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Company Material Adverse Effect, and (ii) the representations and warranties set forth in Section 3.1 (first sentence only), Section 3.3(a), Section 3.3(b), Section 3.4, Section 3.20 and Section 3.21 shall be true and correct in all respects, except where the failure of such representations and warranties to be true and correct in all respects is de minimis in nature both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date).
(b)     Performance of Obligations.  The Company shall have performed or complied with, in all material respects, its agreements and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Effective Time pursuant to the terms hereof.
(c)     No Company Material Adverse Effect.  Since the date hereof, no Company Material Adverse Effect shall have occurred.
(d)     Officer’s Certificate.  Parent Holdco and Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.
Section 6.3.     Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver in writing by the Company, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:
(a)     Representations and Warranties.  (i) Other than the representations and warranties set forth in Section 4.1 (first sentence only) and Section 4.3, the representations and warranties contained in Article IV shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the term “Parent Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Parent Material Adverse Effect, and (ii) the representations and warranties set forth in Section 4.1 (first sentence only) and Section 4.3 shall be true and correct in all respects, except where the failure of such representations and warranties to be true and correct in all respects is de minimis in nature both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date).

(b)     Performance of Obligations.  Each of Parent Holdco, Parent and Merger Sub shall have performed or complied with, in all material respects, its agreements and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Effective Time pursuant to the terms hereof.
(c)     Officer’s Certificate.  The Company shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.
Section 6.4.     Frustration of Closing Conditions.  None of Parent Holdco, Parent, Merger Sub or the Company may rely, either as a basis for not consummating the Merger or any of the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger, on the failure of a condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement.
ARTICLE VII

TERMINATION
Section 7.1.     Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Stockholder Approval is obtained and whether before or after the adoption of this Agreement by Parent as sole stockholder of Merger Sub, by mutual written consent of the Company and Parent.
Section 7.2.     Termination by Either the Company or Parent Holdco or Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Stockholder Approval is obtained and whether before or after the adoption of this Agreement by Parent as sole stockholder of Merger Sub, by either the Company, on the one hand, or Parent Holdco or Parent, on the other hand:
(a)     if the Merger shall not have been consummated on or before December 31, 2019 (such date, or a later date mutually agreed to by the parties, the “Termination Date”); provided, that if as of such date, the conditions set forth in Section 6.1 are not satisfied, then the Termination Date shall be automatically extend until March 31, 2020 (and such date will then be the “Termination Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to a party if the failure of the Merger to have been consummated on or before the Termination Date was primarily caused by a material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement; provided, further, that the party seeking to terminate this Agreement pursuant to this Section 7.2(a) shall have used the efforts required by Section 5.5 to cause the Merger to be consummated on or prior to the Termination Date;

(b)     if the Stockholders Meeting (including any adjournments or postponements thereof) shall have been held and completed and the Stockholder Approval shall not have been obtained at such Stockholders Meeting (or at any adjournment or postponement thereof) at which a vote on the adoption of this Agreement is taken;
(c)     if any Order by a Governmental Entity of competent jurisdiction, permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non‑appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.2(c) shall not be available to a party if the enactment, issuance, promulgation, enforcement or entry of such Order, or the Order becoming final and non-appealable, was primarily caused by a breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement; provided, further, that the party seeking to terminate this Agreement pursuant to this Section 7.2(c) shall have used the efforts required by Section 5.5 to remove such Order; or
(d)     if a Governmental Entity of competent jurisdiction has issued a Deemed CFIUS Order.
Section 7.3.     Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned by the Company:
(a)     at any time prior to the time the Stockholder Approval is obtained, in order to enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.2(d); provided, that prior to or concurrently with such termination, the Company pays to Parent the Termination Fee due under Section 7.5(b); or
(b)     at any time prior to the Effective Time (and whether before or after the Stockholder Approval is obtained), if there has been a breach of any representation, warranty, covenant or agreement of Parent Holdco, Parent or Merger Sub in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) (A) is not capable of being cured by Parent Holdco, Parent or Merger Sub prior to the Termination Date, or (B) if capable of being cured, shall not have been cured before the earlier of (1) twenty (20) Business Days following receipt of written notice from the Company of such breach or (2) the Termination Date; provided, that the Company is not then in material breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement which breach would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b).

Section 7.4.     Termination by Parent Holdco or Parent.  This Agreement may be terminated and the Merger may be abandoned by Parent Holdco or Parent whether before or after the Stockholder Approval is obtained:
(a)     at any time prior to the time the Stockholder Approval is obtained, (i) if the Company Board shall have effected a Change of Recommendation or (ii) the Company delivers a Triggering Notice to Parent Holdco or Parent; or
(b)     at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement of the Company in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) (A) is not capable of being cured by the Company by the Termination Date or (B) if capable of being cured, shall not have been cured before the earlier of (1) twenty (20) Business Days following receipt of written notice from Parent Holdco and Parent of such breach or (2) the Termination Date; provided, that none of Parent Holdco, Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement which breach would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b).
Section 7.5.     Effect of Termination and Abandonment.
(a)     In the event that this Agreement is terminated and the Merger is abandoned pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any member of the Parent Group or the Company Group) except as provided in this Section 7.5; provided, that (i) nothing herein shall relieve any party hereto from liability for any Willful Breach of this Agreement prior to such termination, in which case, subject to the terms and conditions of the Agreement, the aggrieved party shall be entitled to all rights and remedies available at law or in equity, and (ii) the Confidentiality Agreement, Section 3.26, Section 4.11, Section 4.12, Section 5.9, the covenants and other agreements of Parent Holdco or Parent contained in Section 5.6(b), this Section 7.5 and Article VIII, as well as the definitions of the defined terms used in such Sections, shall survive the termination of this Agreement.  The party desiring to terminate this Agreement pursuant to Section 7.2, 7.3 or 7.4 shall give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other parties in accordance with Section 8.6, specifying the provision or provisions hereof pursuant to which such termination is effected.  Any termination by Parent or Parent Holdco in accordance with the terms of Article VII shall also be deemed to be on behalf of Parent Holdco, Parent and Merger Sub.
(b)     In the event that:
(i)     Parent Holdco or Parent terminates this Agreement pursuant to Section 7.4(a), then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay to Parent Holdco or Parent the applicable Termination Fee by wire transfer of same day funds to one or more accounts designated by Parent.
(ii)     the Company terminates this Agreement pursuant to Section 7.3(a), then the Company shall prior to or concurrently with such termination, pay to Parent Holdco or Parent the applicable Termination Fee by wire transfer of same day funds to one or more accounts designated by Parent.

(iii)     (A) this Agreement is terminated by Parent Holdco or Parent, or the Company, pursuant to Section 7.2(a), by Parent Holdco or Parent, or the Company, pursuant to Section 7.2(b), or by Parent Holdco or Parent pursuant to Section 7.4(b), (B) after the date of this Agreement, any Person shall have publicly made a bona fide Acquisition Proposal or an Acquisition Proposal shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal prior to the termination of this Agreement, and (C) within twelve (12) months of such termination (1) the Company or any of its Subsidiaries enters into a definitive agreement for any Acquisition Proposal, or (2) any Acquisition Proposal shall have been consummated, then the Company shall promptly, but in no event later than three (3) Business Days after the first to occur of the events referred to in clauses (1) or (2) of Section 7.5(b)(iii)(C), pay to Parent Holdco or Parent the applicable Termination Fee by wire transfer of same day funds to one or more accounts designated by Parent; provided, that for purposes of this Section 7.5(b)(iii)(C), the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.
(iv)     In no event shall the Company be required to pay the Termination Fee to Parent Holdco or Parent on more than one occasion.  Each of the Company, Parent Holdco, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.5(b) are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent Holdco, Parent, Merger Sub and the Company would not enter into this Agreement, and (iii) the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent Holdco, Parent and Merger Sub in the circumstances in which such Termination Fee is payable for the efforts and resources expended and the opportunities forgone while negotiating this Agreement and in reliance on this Agreement and the expectation of the consummation of the transactions contemplated by this Agreement.  Accordingly, if the Company fails to pay the Termination Fee when due or any portion thereof and, in order to obtain such payment, Parent Holdco or Parent and Merger Sub commences a suit which results in a final and nonappealable Order against the Company for such Termination Fee or any portion thereof, the Company shall pay to Parent Holdco or Parent interest on the amount of the Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement) at the prime lending rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.  Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment.  Notwithstanding anything to the contrary contained in this Agreement, in the event this Agreement is terminated by the Company for any reason at a time when Parent Holdco or Parent would have had the right to terminate this Agreement, Parent Holdco or Parent shall be entitled to receipt of any Termination Fee that would have been (or would have subsequently become) payable had Parent Holdco or Parent terminated this Agreement at that time.
(v)     Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee is paid pursuant to this Section 7.5(b), except in the case of fraud, Parent Holdco’s or Parent’s right to receive payment of the Termination Fee and such other amounts described herein shall be the sole and exclusive remedy of Parent Holdco, Parent and their Affiliates and Representatives against the Company and its Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amount, none of the Company or any of its Affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise.

Section 7.6.     Full Exculpation of Financing Sources.  Notwithstanding anything to the contrary contained herein, no Company Related Party (other than Parent Holdco, Parent and Merger Sub) shall have any rights or claims against any Financing Sources Related Parties in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Financing Sources Related Parties shall have any rights or claims against any Company Related Party (other than Parent Holdco, Parent and Merger Sub) in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Debt Financing under any agreement related thereto.  Without limiting Parent Holdco’s, Parent’s and Merger Sub’s rights under the Financing Agreement, no Financing Sources Related Parties shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.
ARTICLE VIII

GENERAL PROVISIONS
Section 8.1.     Survival.  This Article VIII and the agreements of the Company, Parent Holdco, Parent and Merger Sub contained in Article II, Section 5.10 (Indemnification; Directors’ and Officers’ Insurance) and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time shall survive the consummation of the Merger.  All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement, as applicable.
Section 8.2.     Modification or Amendment.  Subject to applicable Law, this Agreement may be modified or amended by, and only by, written agreement executed and delivered by the duly authorized officers of Parent Holdco, Parent and the Company; provided, that no amendment shall be made to this Agreement after the Effective Time; provided, further, that after receipt of Stockholder Approval, if any such amendment shall by applicable Law require further approval of the stockholders of the Company, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company.  Notwithstanding anything to the contrary contained herein, Sections 7.6, 8.2 (this sentence), 8.5(a)(ii), 8.5(b) and 8.9 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Financing Sources Related Parties without the prior written consent of the Financing Sources Related Parties (not to be unreasonably withheld, conditioned or delayed).

Section 8.3.    Waiver; Extension.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party (without the approval of the stockholders of the Company) in whole or in part to the extent permitted by applicable Law.  At any time prior to the Effective Time, the Company, Parent Holdco or Parent may (i) waive or extend the time for the performance of any of the obligations or other acts of Parent Holdco, Parent or Merger Sub, in the case of the Company, or the Company, in the case of Parent Holdco or Parent, or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement on the part of Parent Holdco, Parent or Merger Sub, in the case of the Company, or the Company, in the case of Parent Holdco or Parent.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Section 8.4.     Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
Section 8.5.     Governing Law and Venue; Waiver of Jury Trial.
(a)     This Agreement and all actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof or thereof shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.  Each party hereto agrees that it shall bring any Action between the parties or involving any member of the Company Group or Parent Holdco, Parent, Merger Sub or any of their Subsidiaries arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks or declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”), and with respect to any such Action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Action in the Chosen Courts and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto or any member of the Company Group or Parent Holdco, Parent, Merger Sub or any of their Subsidiaries and agrees that delivery of notice in accordance with Section 8.6 shall constitute valid and enforceable service of legal process in any such Action; provided, that nothing herein shall limit such party’s ability to serve legal process in any other manner permitted by law.
(b)     Notwithstanding anything herein to the contrary, each of the parties hereto (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.14 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE DEBT FINANCING INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE RELATED PARTY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5(c).
Section 8.6.     Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first‑class postage prepaid, on the fifth (5th) Business Day following the date of such deposit, (d) if delivered by email transmission, (i) on the date of such transmission if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, on the date of such transmission, and (ii) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day, or (e) if delivered by facsimile transmission, upon confirmation of successful transmission, (i) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, on the date of such transmission, and (ii) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day.  All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent Holdco, Parent or Merger Sub, to:
Wieland-Werke Aktiengesellschaft
Graf-Arco-Straße 36
89079 Ulm, Germany
Attention:     Dr. Sebastian Koehler
fax:               +49 731 944 42270
email            Sebastian.Koehler@wieland.com
with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention:     Paul S. Scrivano, Esq.
                     Sarah H. Young, Esq.
fax:               (212) 596-9090
email:           paul.scrivano@ropesgray.com
                     sarah.young@ropesgray.com

If to the Company, to:
Global Brass and Copper Holdings, Inc.
475 N. Martingale Road
Suite 1200, Schaumburg, IL 60173
Attention:     Christopher Kodosky
                     Anne-Marie D’Angelo
Fax:              (855) 398-0375
                     (855) 227-0988
Email:          Christopher.Kodosky@gbcmetals.com
                     AnneMarie.DAngelo@gbcmetals.com

with a copy (which shall not constitute notice) to:
Fried, Frank, Harris, Shriver and Jacobson LLP
One New York Plaza
New York, NY 10004
Attention:     Christopher Ewan
                     Amber Meek
fax:               212‑859-4000
email:           Christopher.Ewan@friedfrank.com
                     Amber.Meek@friedfrank.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 8.7.     Specific Performance.
(a)     The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them in order to consummate the Merger) in accordance with its specified terms or otherwise breach or threaten to breach such provisions.  The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. In furtherance of the foregoing, it is acknowledged and agreed that each of the Company, on the one hand, and Parent Holdco, Parent and Merger Sub, on the other hand, shall be entitled to specific performance of Parent Holdco’s, Parent’s and Merger Sub’s, on the one hand, and the Company’s, on the other hand, obligations pursuant to the terms of this Agreement to complete the Closing; including to consummate the Merger, in the event that all of the conditions set forth in Section 6.1 and Section 6.2, in the case of the Company, or Section 6.1 and Section 6.3, in the case of Parent Holdco, Parent or Merger Sub, have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, and any conditions the failure of which to be satisfied is caused by a breach by Parent Holdco, Parent or Merger Sub, on the one hand, or the Company, on the other hand, or their respective representations, warranties, covenants or agreements contained in this Agreement).
(b)     Without limiting Section 8.7(a), each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
Section 8.8.     Entire Agreement.  This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.
Section 8.9.     Parties in Interest.  Each of Parent Holdco, Parent, Merger Sub and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, that (a) if the Effective Time occurs, the holders of Shares shall be third party beneficiaries of, and shall be entitled to rely on, Article II solely to the extent necessary to receive the Merger Consideration to which such holders are entitled hereunder, (b) if the Effective Time occurs, the Indemnified Parties shall be third party beneficiaries of, and shall be entitled to rely on, Section 5.10 (Indemnification; Directors’ and Officers’ Insurance), and (c) the Financing Sources Related Parties shall be express third party beneficiaries of Sections 7.6, 8.2 (last sentence), 8.5(a)(ii), 8.5(b) and 8.9, each of such Sections shall expressly inure to the benefit of the Financing Sources Related Parties and the Financing Sources Related Parties shall be entitled to rely on and the Financing Sources shall be entitled to enforce the provisions of such Sections.

Section 8.10.     Definitions; Construction.
(a)     Definitions.  As used herein:
“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any standstill or similar provision; provided, that such confidentiality agreement shall not prohibit or purport to prohibit the Company in any way from complying with Section 5.2 of this Agreement or this Agreement or include any provision calling for an exclusive right to negotiate with the Company, the Company Board or their Representatives.
“Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent Holdco, Parent and its Subsidiaries and any affiliates of the Company), directly or indirectly, relating to, in a single transaction or series of transactions, (a) a merger, consolidation, dissolution, liquidation, recapitalization, share exchange, business combination, dissolution, joint venture, reorganization or similar transaction involving the Company as a result of which the stockholders of the Company immediately prior to such transaction would cease to own more than 80% of the total voting power of the Company or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction, (b) the acquisition (including by tender offer or exchange offer or other transaction) or issuance by the Company to any Person or group of Persons of more than 20% of the total voting power represented by the outstanding voting securities of the Company, or (c) the acquisition in any manner, directly or indirectly (including by sale, lease, exclusive license, mortgage, pledge or other transfer), of assets (including equity interests of Subsidiaries) or businesses that represent or constitute more than 20% of the consolidated revenues, EBITDA, net income or total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.
“Action” means any claim, charge, hearing, complaint, demand, action, litigation, arbitration, suit in equity or at law, administrative, regulatory or quasi‑judicial proceeding, or other proceeding, in each case by or before a Governmental Entity, whether civil, criminal or administrative.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and for purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized by Law to close in New York, New York or Munich, Germany.
“CFIUS” means the Committee on Foreign Investment in the United States.
“CFIUS Approval” means (a) a written determination from CFIUS to the effect that the transactions contemplated by this Agreement do not constitute a “covered transaction” pursuant to 31 C.F.R. § 800.207, (b) a written determination from CFIUS to the effect that review or investigation of the transactions contemplated by this Agreement has been concluded and that a determination has been made that there are no unresolved national security concerns, or (c) following an investigation conducted by CFIUS pursuant to 31 C.F.R. § 800.503, CFIUS reports the transaction to the President of the United States and either (i) the President of the United States makes a decision not to suspend or prohibit such transaction pursuant to his authorities under the Exon-Florio Amendment, or (ii) the President of the United States has not taken any action within fifteen (15) days from the date he received the report from CFIUS.
“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not such plan is subject to ERISA, and each other employment, consulting, change in control, retention, bonus, commission or other incentive compensation, defined benefit or defined contribution, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock or other equity-based, retirement, vacation or other paid time-off, severance, termination, disability, death benefit, medical, dental, or other employee benefit or compensation plan, program, agreement or arrangement that the Company or any of its Subsidiaries sponsors, maintains or contributes to or is required to contribute to or in respect of which the Company or any of its Subsidiaries has any liability (contingent or otherwise), other than any Multiemployer Plan.
“Company Group” means (i) the Company and its Subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the Company or its Subsidiaries, and (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing.
“Company Indebtedness” means, as of the time of determination, without duplication, the aggregate positive amount (if any) equal to all of the Company Group’s outstanding obligations (including principal, accrued and unpaid interest, fees, expenses and other payment obligations, any prepayment penalties, premiums, costs, breakage or other amounts payable assuming discharge thereof at or prior to the Closing) under the Existing Credit Facilities and Specified Indebtedness.
“Company Intellectual Property” means Intellectual Property owned or purported to be owned by, or exclusively licensed or purported to be exclusively licensed to, the Company and its Subsidiaries. For the avoidance of doubt, Company Intellectual Property includes Company Registered IP.

“Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that has had, or would reasonably be expected to, individually or in the aggregate, (1) have a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the following, and no effect arising out of, relating to or resulting from the following, shall constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a “Company Material Adverse Effect”: (i) any facts, circumstances, changes, events, occurrences or effects generally affecting (A) the industries in which the Company and its Subsidiaries operate, or (B) the economy, credit, debt, securities or financial or capital markets in the United States or elsewhere in the world, including changes in interest, exchange rates or commodity prices, or deterioration in the credit markets generally; or (ii) any facts, circumstances, changes, events, occurrences or effects to the extent arising out of, resulting from or attributable to (A) changes or prospective changes in Law, in GAAP or in accounting standards (or the enforcement or interpretation of any of the foregoing) after the date hereof, (B) entry into and consummation and performance of this Agreement and the transactions contemplated hereby and the public announcement thereof, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, advertisers, distributors, partners, employees, regulators or other third parties, (C) acts of war (whether or not declared and whether or not political in nature) or any outbreak of hostilities, sabotage or terrorism (including cyber-attacks and computer hacking broadly affecting companies in the industry in which the Company and its Subsidiaries operate or the United States, international trade related matters and matters related to tariffs), or any escalation or worsening of any such acts of war (whether or not declared and whether or not political in nature), outbreak of hostilities, sabotage or terrorism (including cyber-attacks and computer hacking broadly affecting companies in the industry in which the Company and its Subsidiaries operate or the United States, international trade related matters and matters related to tariffs), in each case, arising after the date hereof, (D) weather, pandemics, earthquakes, hurricanes, tornados or natural disasters, (E) regulatory and political conditions or developments or the shutdown or furlough of any Governmental Entity arising after the date hereof, (F) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent Holdco, Parent, Merger Sub or any of their respective Affiliates, (G) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company), or otherwise under the DGCL or other applicable Law, or other litigation arising out of or related to this Agreement or any of the transactions contemplated hereby, (H) actions or omissions of the Company or any of its Subsidiaries requested by Parent Holdco or Parent or required by or in compliance with this Agreement (excluding the requirement that the Company operate in the ordinary course of business), (I) any decline in the market price, or change in trading volume, of the Common Stock (or the volatility thereof) (it being understood that the underlying cause(s) of any such failure may be taken into consideration except to the extent otherwise excluded by this definition of “Company Material Adverse Effect”), (J) the effect of seasonal changes and patterns on the results of operations, business or financial condition of the Company and its Subsidiaries, or (K) any failure by the Company and its Subsidiaries to meet published analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, and/or any failure by the Company and its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of “Company Material Adverse Effect”), or (L) the non-renewal of the Contract set forth in Section 8.10(a) of the Company Disclosure Schedule (it being understood that the underlying cause(s) of any such failure may be taken into consideration except to the extent otherwise excluded by this definition of “Company Material Adverse Effect”); provided, that in the case of clauses (i) and (ii)(A), (C), (D) and (E), if such effect disproportionately affects the Company and its Subsidiaries, taken as a whole, compared to the effects on other companies in the industry in which the Company and its Subsidiaries operate then, to the extent not otherwise excluded from the definition of Company Material Adverse Effect, only such incremental disproportionate effect or effects shall be taken into account in determining whether there has been a Company Material Adverse Effect or (2) prevent or materially delay, or would reasonably be expected to prevent or materially delay, the ability of the Company to consummate the transactions contemplated by this Agreement.

“Company Registered IP” means Registered IP filed in the name of, or owned by, Company or any of its Subsidiaries.
“Company Related Party” shall mean the Company and each of its affiliates and their and their respective affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.
“Contract” means any note, bond, mortgage, indenture, lease, license, franchise, contract, agreement, commitment, or other legally binding obligation.
“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Financing Agreement.
“Deemed CFIUS Order” means CFIUS informs the parties to this Agreement in writing that CFIUS has unresolved national security concerns or has recommended or intends to recommend in a report that the President of the United States prohibit the transactions contemplated by this Agreement, in each case, following the parties’ withdrawal and resubmission of the CFIUS Filing one (1) time upon the expiration of the CFIUS investigation period (for the avoidance of doubt, in addition to the original CFIUS Filing filed by the parties to this Agreement).
“Divestiture Action” means, with respect to any Person, the sale, divesture, transfer, or other disposition of, holding separate (through the establishment of a trust or otherwise) of, or exclusive license of, or action that would prohibit such Person’s ability to hold or retain, any of such Person’s or its Affiliates’ assets, properties, product lines, products, operations, services, businesses or equity interests or other investments held by such Person in any other Person, or the forced sale, transfer or disposition by an investor of its direct or indirect investment in such Person or their respective Subsidiaries or Affiliates.
“Environmental Laws” means any Law relating to pollution, protection of the environment or natural resources, or human health and safety (as it relates to exposure to Hazardous Materials).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at any relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at any relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Party” means any Go-Shop Party (so long as such Go-Shop Party, together with all other members of any Go-Shop Party that is a group of Persons, if any, immediately prior to the No-Shop Period Start Date constitutes at least a majority of the equity financing at all times following the No-Shop Period Start Date and prior to the termination of this Agreement); provided, that such Go-Shop Party shall immediately cease to constitute an “Excluded Party” upon the earliest to occur of (a) the time that any such Go-Shop Party’s Acquisition Proposal is withdrawn, cancelled, terminated or otherwise expires and (b) in the case of any Go-Shop Party that is a group of Persons, the time that (i) the Persons in such group at the time such group submitted its initial Acquisition Proposal cease to constitute in the aggregate at least a majority of the equity financing (measured by each of voting power and value) of such group; provided, that the remainder of such equity financing is to be provided by Persons who themselves were Go-Shop Parties prior to the No-Shop Period Start Date, or (ii) any Person becomes a member of such group following the No-Shop Period Start Date in violation of the restrictions contained in Section 5.2(b).
“Existing Credit Facilities” means (i) that certain Term Loan Credit Agreement, dated as of July 18, 2016, among Global Brass and Copper, Inc., Global Brass and Copper Holdings, Inc., the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended by that certain Amendment No. 1 to Term Loan Credit Agreement, dated as of July 18, 2017 and as further amended by that certain Amendment No. 2 to Term Loan Credit Agreement, dated as of May 29, 2018), and (ii) that certain Credit Agreement dated as of July 18, 2016 among Global Brass and Copper, Inc., Global Brass and Copper Holdings, Inc., the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of July 18, 2017).
“Facility” means any real property owned, leased or operated by the Company or any of its Subsidiaries.
“Failure to Close” means a situation in which (i) the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (by the party entitled to the benefit thereof), other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been satisfied as of such date), (ii) the Company has notified Parent Holdco and Parent that it is, and stands, ready, willing and able to consummate the transactions contemplated by this Agreement, and (iii) Parent Holdco, Parent and Merger Sub fail to consummate the Closing within five (5) Business Days thereafter.
“Financing Agreement” means the Loan Agreement, dated as April 8, 2019, between Wieland-Werke Aktiengesellschaft, as borrower, Baden-Wurttembergische Bank, unselbststandige Anstalt der Landesbank Baden-Wurttember, UniCredit Bank AG, as original lenders, and the other parties party thereto.

“Financing Sources” means the agents, arrangers and lenders party to the Financing Agreement.
“Financing Sources Related Parties” means the Financing Sources together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.
 “Government Bid” means any offer, quotation, bid or proposal made by the Company or any of its Subsidiaries to any Governmental Entity or any prime contractor which is outstanding as of the date of this Agreement and which, if accepted or awarded, would result in a Government Contract.
“Government Contract” means any prime contract, subcontract, teaming agreement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract, individual task order, delivery order, purchase order or blanket purchase agreement or any other Contract, between the Company or any of its Subsidiaries, on the one hand, and (a) any Governmental Entity or (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor, on the other hand.  For purposes hereof, a task, purchase, delivery, change or work order under a Government Contract will not constitute a separate Government Contract but will be part of the Government Contract to which it relates.
“Governmental Entity” means any federal, state, local or foreign government; any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether federal, state, local, foreign, international or supranational; and any mediator, arbitrator, or arbitral body or NYSE or other government, governmental authority or instrumentality or body entitled to exercise governmental administrative, judicial or legislative authority, domestic or foreign.
“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” or a “contaminant,” including petroleum and its by-products, asbestos, and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Intellectual Property” means all rights, title, and interests in and to the following:  (a) patents and patent applications, and similar or equivalent rights in inventions (“Patents”); (b) trademarks, trade names, service marks, trade dress and other designations of origin (“Trademarks”); (c) trade secret and industrial secret rights, and rights in confidential information (“Trade Secrets”); (d) copyrights and any other rights in works of authorship (including software) and any related rights of authors (“Copyrights”);  (e) rights in domain names, uniform resource locators and other names and locators associated with Internet addresses and sites (“Domain Names”); (f) applications for, registrations of, and divisions, continuations, continuations-in-part, reissuances, renewals, extensions, restorations and reversions of the any of the foregoing (as applicable); (g) rights of privacy and publicity; and (h) social media accounts and handles.

“Intervening Event” means a material favorable event, change, development, fact, effect or occurrence in the business of the Company and its Subsidiaries, taken as a whole, arising after the date of this Agreement, which is (i) unknown to, or not reasonably foreseeable by, the Company Board as of the date of this Agreement (or, if known or reasonably foreseeable by the Company Board on the date of this Agreement, the consequences of which were not known or reasonably foreseeable by the Company Board on the date of this Agreement), and (ii) becomes known to or by the Company Board prior to the receipt of the Stockholder Approval; provided, that in no event shall (1) the receipt of an Acquisition Proposal or a Superior Proposal, (2) any development or change in the industry in which the Company and its Subsidiaries operate or conditions within the United States or other jurisdictions in which the Company and its Subsidiaries operate (in each case, except to the extent such development or change disproportionately affects the Company and its Subsidiaries), (3) any changes, in and of itself, in the market price or trading volume of the Shares (but not including the underlying cause thereof), or (4) the fact, in and of itself, that the Company exceeds internal or published projections (but not including the underlying cause thereof), in any such case, constitute or be taken into account in determining an Intervening Event.
“Knowledge” or any other similar knowledge qualification in this Agreement means (i) with respect to the Company, the actual knowledge of those Persons set forth in Section 8.10(a) of the Company Disclosure Schedule, and (ii) with respect to Parent Holdco or Parent, the actual knowledge of those Persons set forth in Section 8.10(a) of the Parent Disclosure Schedule.
“Law” means any Order or any federal, state, local, foreign, supranational or international law (including common law), statute or treaty, convention or ordinance, or any rule, regulation or legally binding guidance of any Governmental Entity (or under the authority of the NYSE or other stock exchange).
“Lien” means any charge, claim, equitable interest, lien, license, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, or similar restriction.
“Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that has had, or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the financial condition, business or results of operations of such relevant Person.
 “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
“NYSE” means the New York Stock Exchange.
“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, charge, decision, quasi-judicial decision, judgment, ruling, directive, award or finding issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).
“Parent Group” means (i) Parent Holdco and its Subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of Parent Holdco or its Subsidiaries, and (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing.

“Permitted Liens” means (i) any Lien for Taxes (A) not yet delinquent or (B) that are being contested in good faith and for which adequate reserves have been established by the Company in accordance with GAAP; (ii) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (A) with respect to liabilities that are not yet due and payable or, if due, are not delinquent; (B) that are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof or (C) arising or incurred in the ordinary and usual course of business and which are not, individually or in the aggregate, material to the business operations of the Company and its Subsidiaries and do not materially adversely affect the market value or continued use of the asset encumbered thereby, or (D) the existence of which would not constitute a default under, or breach of, any material Lease; (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, which are not violated in any material respect by the current use and operation of the Leased Real Property and do not adversely affect the value of any Owned Real Property or Leased Real Property in any material respect; (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation;  (v) Liens relating to intercompany borrowings among a Person and its wholly owned subsidiaries; (vi) utility easements, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar minor customary Liens, but not including any monetary Liens, that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate materially interfere with the present occupancy or use or market value of the applicable real property or otherwise materially impair the business operations of the Company and its Subsidiaries; and (vii) Liens to be released at or prior to Closing; and (viii) Liens that are not material to the Company and its Subsidiaries taken as a whole.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other employee representative body Governmental Entity or other entity of any kind or nature.
“Personal Data” means any information about an identifiable individual, including a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, social insurance number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person.
“Privacy Law” means any Law relating to the collection, use, processing, retention, transfer, or disclosure of Personal Data.

“Privacy Policies” of any privacy policies setting forth the terms under which a business, collects, uses, discloses or stores any Personal Data.
“Record Holder” means, with respect to any Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Shares.
“Registered IP” means all United States, international and foreign (i) Patents and Patent applications; (ii) registered Trademarks and applications to register Trademarks; (iii) registered Copyrights and applications for Copyright registration; (iv) registered Domain Names; and (v) any other Intellectual Property that is subject to any filing or recording with any state, provincial, federal, government or other public or quasi-public legal authority.
“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other foreign or domestic Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency controls, or (iii) actions having the purpose or effect of monopolization, restraint of trade or lessening of competition, excluding, for the avoidance of doubt, CFIUS.
 “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, or dispersal into surface water, ground water, land surface, subsurface strata or ambient outdoor air.
“Representatives” in respect of a Person, means any of such Person’s directors, officers, employees, other Affiliates, investment bankers, attorneys, accountants and other advisors or representatives.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” means computer software and databases, including object code, source code, firmware and embedded versions thereof and documentation related thereto.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions (or, in the case of a partnership, a majority of the general partnership interests) is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.
“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party that the Company Board has determined in its good faith judgment, after consultation with its financial advisor of nationally recognized reputation and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions and other aspects of such Acquisition Proposal and this Agreement that the Company Board in good faith deems relevant, to be more favorable from a financial point of view to the holders of Shares than the transactions contemplated by this Agreement (including, if applicable, any revisions to this Agreement made or proposed in writing by Parent Holdco, Parent and Merger Sub in accordance with Section 5.2 prior to the time of determination to which Parent Holdco, Parent and Merger Sub has committed in writing) and; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

“System” or “Systems” means all Software, hardware, networks, databases, electronics, platforms, servers, interfaces, applications, websites and related information technology systems and services used or held for use by the Company or any of its Subsidiaries, including any outsourced systems and services, that are owned or used by the Company or any of its Subsidiaries.
“Tax” (including, with correlative meaning, the term “Taxes”) means (a) all federal, state, local or foreign income, profits, franchise, gross receipts, net worth, environmental, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, ad valorem, real or personal property, property (real, tangible, or intangible), withholding, excise, production, value added, goods and services, custom duty, transfer, license, occupation, premium, windfall profits, social security (or similar), registration, alternative or add‑on minimum, estimated, occupancy, and other taxes, or other like assessment or charge of any kind imposed by any Governmental Entity, and (b) any interest, penalties and additions with respect to any of the foregoing.
“Tax Return” means all returns, reports, elections, declarations, disclosures, schedules, claims for refund, statements, estimates, information returns and other similar documents including any amendment thereof and any attachment thereto required to be filed with any Governmental Entity with respect to Taxes.
“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), Systems, integrated circuits and integrated circuit masks, equipment, and all other forms of technology and business materials, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.
“Termination Fee” means an amount equal to $39,952,535; provided, that the Termination Fee shall be equal to $19,976,267 in the event that this Agreement is terminated by the Company prior to the Cut-off Time pursuant to Section 7.3(a) in order to enter into a definitive agreement with an Excluded Party with respect to a Superior Proposal.
“Willful Breach” means (i) a breach that is the result of a willful or intentional act or failure to act or an action or omission taken or omitted to be taken that the breaching party takes (or fails to take) and knows would, or would reasonably be expected to, cause a material breach of this Agreement or (ii) a Failure to Close.
(b)     Construction.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “date hereof” and “date of this Agreement” shall be deemed to refer to April 9, 2019.  The word “will” shall be construed to have the same meaning as the word “shall.”  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” shall be deemed to mean “and/or.”  Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, Contract, instrument or statute defined or referred to herein or in any agreement, instrument, exhibit or schedule that is referred to or defined herein means such agreement, Contract, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or Contracts or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  All references to dollar amounts in this Agreement shall be references to U.S. dollars unless otherwise expressly set forth herein.

Section 8.11.     Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 8.12.     Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, that Parent or Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent, but no such assignment shall relieve Parent or Parent Holdco of any of its obligations under this Agreement.  No assignment by any party hereto shall relieve such party of any of its obligations hereunder.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 8.13.     Headings.  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
Section 8.14.     Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e‑mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or consent hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e‑mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

GLOBAL BRASS AND COPPER HOLDINGS, INC.

By:	/s/

WIELAND-WERKE AKTIENGESELLSCHAFT

By:	/s/

By:	/s/

ELEPHANT ACQUISITION CORP.,

By:	/s/

By:	/s/

WIELAND HOLDINGS, INC.,

By:	/s/

By:	/s/